The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(7)
 Registration No. 333-260202
SUBJECT TO COMPLETION, DATED MARCH 8, 2023
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated October 22, 2021)
16,000,000 Shares
Stagwell Inc.
Class A common stock

The selling stockholders of Stagwell Inc. identified in this prospectus supplement are offering 16,000,000 shares of our Class A common stock, par value $0.001 per share, pursuant to this prospectus supplement and the accompanying prospectus. We will not receive any of the proceeds of the sales of Class A common stock by the selling stockholders.
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “STGW.” On March 7, 2023, the last reported sale price of our Class A common stock was $9.00 per share.

Investing in our Class A common stock involves risks. Please read “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement. You should carefully consider these risk factors and risks before deciding to purchase any Class A common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Share	Total
Public offering price(1)	$	$
Underwriting discount(2)	$	$
Proceeds to the selling stockholders	$	$

(1)
The total public offering price reflects the sale of           shares of our Class A common stock at the per share public offering price.

(2)
The underwriting discount for the shares offered to the public was $       per share. See “Underwriting (Conflicts of Interest)” beginning on page S-31 of this prospectus supplement for additional information regarding total underwriting compensation.

The underwriters have the option to purchase up to an additional 2,400,000 shares of Class A common stock from the selling stockholders on the same terms set forth above. See “Underwriting (Conflicts of Interest).”
Delivery of the shares of Class A common stock is expected to be made on or about           , 2023.

Joint Book-Running Managers
Morgan StanleyGoldman Sachs & Co. LLC
SVB  Securities Wells Fargo Securities
Co-Manager
Rosenblatt Securities
The date of this prospectus supplement is           , 2023

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document consists of two parts. The first part is the prospectus supplement, which describes the terms of this offering of our Class A common stock and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, dated October 22, 2021, which gives more general information, some of which may not apply to this offering.
None of the Company, the selling stockholders or the underwriters have authorized anyone to provide any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. None of the Company, the selling stockholders or the underwriters take responsibility for, and can provide assurance as to the reliability of, any other information that others may give you. The selling stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.
This prospectus supplement may add to, update or change the information in the accompanying prospectus. To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus or the information included or incorporated by reference in the accompanying prospectus. In addition, any statement in a filing we make with the SEC that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

S-ii

EXPLANATORY NOTE
On December 21, 2020, MDC Partners Inc. (“MDC”) and Stagwell Media LP (“Stagwell Media”) announced that they had entered into an agreement, providing for the combination of MDC with the operating businesses and subsidiaries of Stagwell Media (the “Stagwell Subject Entities”) (the “Transaction Agreement”). The Stagwell Subject Entities comprised Stagwell Marketing Group LLC (“Stagwell Marketing” or “SMG”) and its direct and indirect subsidiaries.
On August 2, 2021 (the “Closing Date”), we completed the combination of MDC and the Stagwell Subject Entities and a series of steps and related transactions (such combination and transactions, the “Transactions”). In connection with the Transactions, among other things, (i) MDC completed a series of transactions pursuant to which it emerged as a wholly owned subsidiary of the Company, converted into a Delaware limited liability company and changed its name to Midas OpCo Holdings LLC, which subsequently changed its name to Stagwell Global LLC (“OpCo”); (ii) Stagwell Media contributed the equity interests of Stagwell Marketing and its direct and indirect subsidiaries to OpCo; and (iii) the Company converted into a Delaware corporation, succeeded MDC as the publicly-traded company and changed its name to Stagwell Inc.
The Transactions were treated as a reverse acquisition for financial reporting purposes, with MDC treated as the legal acquirer and Stagwell Marketing treated as the accounting acquirer. As a result of the Transactions and the change in our business and operations, under applicable accounting principles, the historical financial results of Stagwell Marketing prior to August 2, 2021 are considered our historical financial results. Accordingly, historical information presented in this prospectus supplement for events occurring or periods ending before August 2, 2021 does not reflect the impact of the Transactions or the financial results of MDC and may not be comparable with historical information for events occurring or periods ending on or after August 2, 2021.
References in this prospectus supplement to “Stagwell,” “we,” “us,” “our” and the “Company” refer (i) with respect to events occurring or periods ending before August 2, 2021, to Stagwell Marketing and its direct and indirect subsidiaries and (ii) with respect to events occurring or periods ending on or after August 2, 2021, to Stagwell Inc. and its direct and indirect subsidiaries. References to the “selling stockholders” refer to the selling stockholders identified in the table in the section entitled “Selling Stockholders” in this prospectus supplement. References to the “SEC” refer to the Securities and Exchange Commission.
This prospectus supplement includes certain unaudited combined financial information for Stagwell and MDC that gives effect to the Transactions as if they had been consummated on January 1, 2021. These unaudited combined results were prepared by combining the historical standalone statements of operations for each of Stagwell and MDC, are presented for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been if the Transactions had occurred on such date, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Such unaudited combined financial information is identified in this prospectus supplement as “combined” financial information. The unaudited combined financial information excludes transaction adjustments that are reflected in the unaudited pro forma information included in this prospectus supplement.

S-iii

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company’s representatives may also make forward-looking statements orally or in writing from time to time. Statements in this prospectus supplement and the accompanying prospectus or that are incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts, including, but not limited to, statements about the Company’s beliefs and expectations, future financial performance, growth targets, market opportunity and future prospects, business and economic trends, potential acquisitions, and estimates of amounts for redeemable noncontrolling interests and deferred acquisition consideration, constitute forward-looking statements (including the statements set forth below under the heading “Summary — Our Strategy”). Forward-looking statements, which are generally denoted by words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “create,” “estimate,” “expect,” “focus,” “forecast,” “foresee,” “future,” “guidance,” “intend,” “look,” “may,” “opportunity,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” or the negative of such terms or other variations thereof and terms of similar substance used in connection with any discussion of current plans, estimates and projections, are subject to change based on a number of factors, including those outlined in this section.
Forward-looking statements in this prospectus supplement and the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus are based on certain key expectations and assumptions made by the Company. Although the management of the Company believes that the expectations and assumptions on which such forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. The material assumptions upon which such forward-looking statements are based include, among others, assumptions with respect to general business, economic and market conditions, the competitive environment, anticipated and unanticipated tax consequences and anticipated and unanticipated costs.
These forward-looking statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:
•
risks associated with international, national and regional unfavorable economic conditions that could affect the Company or its clients;

•
the continued impact of the coronavirus pandemic (“COVID-19”), and evolving strains of COVID-19 on the economy and demand for the Company’s services, which may precipitate or exacerbate other risks and uncertainties;

•
inflation and actions taken by central banks to counter inflation;

•
the Company’s ability to attract new clients and retain existing clients;

•
the impact of a reduction in client spending and changes in client advertising, marketing and corporate communications requirements;

•
financial failure of the Company’s clients;

•
the Company’s ability to retain and attract key employees;

•
the Company’s ability to compete in the markets in which it operates;

S-iv

•
the Company’s ability to achieve its cost saving initiatives;

•
the Company’s implementation of strategic initiatives;

•
the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to redeemable noncontrolling interests and deferred acquisition consideration;

•
the Company’s ability to manage its growth effectively, including the successful completion and integration of acquisitions that complement and expand the Company’s business capabilities;

•
the Company’s ability to develop products incorporating new technologies, including augmented reality, artificial intelligence, and virtual reality, and realize benefits from such products;

•
an inability to realize expected benefits of the combination of the Company’s business with the business of MDC;

•
adverse tax consequences in connection with the Transactions for the Company, its operations and its shareholders, that may differ from the expectations of the Company, including that future changes in tax law, potential increases to corporate tax rates in the United States and disagreements with the tax authorities on the Company’s determination of value and computations of its attributes may result in increased tax costs;

•
the occurrence of material Canadian federal income tax (including material “emigration tax”) as a result of the Transactions;

•
the Company’s unremediated material weaknesses in internal control over financial reporting and its ability to establish and maintain an effective system of internal control over financial reporting;

•
the Company’s ability to protect client data from security incidents or cyberattacks;

•
economic disruptions resulting from war and other geopolitical tensions (such as the ongoing military conflict between Russia and Ukraine), terrorist activities and natural disasters;

•
stock price volatility; and

•
foreign currency fluctuations.

Investors should carefully consider these risk factors, other risk factors described herein, and the additional risk factors outlined in more detail in this prospectus supplement under the caption “Risk Factors” and in the Company’s filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

S-v

SUMMARY
This summary highlights information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because it is a summary, it may not contain all of the information that may be important to you. Before making a decision to invest in our Class A common stock, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “Where You Can Find More Information” and the section entitled “Risk Factors” beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
About Us
Stagwell Inc. is the challenger network built to transform marketing. Stagwell delivers scaled creative performance for some of the world’s most ambitious brands, connecting creativity with leading-edge technology to harmonize the art and science of marketing. Led by entrepreneurs, as of December 31, 2022 we employed more than 12,000 people in 34 countries across the globe who drive effectiveness and improve business results for our more than 4,000 blue-chip customers. In addition, as of December 31, 2022, our Global Affiliate Network added coverage in over 30 additional countries.
Stagwell offers the capabilities marketers need in the digital age: Digital Transformation, Performance Media & Data, Consumer Insights & Strategy, and Creativity & Communications. Our global scale allows us to compete for many of the largest marketing contracts available, including multi-regional contracts with annual fees of more than $10 million. Stagwell operates in a highly competitive and fragmented industry, but we believe have a distinct advantage given our digital composition and its alignment with the broader marketplace. Additionally, the Stagwell Marketing Cloud, our proprietary suite of software-as-a-service (“SaaS”) and data-as-a-service (“DaaS”) technology solutions for in-house marketers, spans research and insights, communications technology, specialty media (including augmented reality), and media studios. Stagwell provides a suite of marketing services that serve marketers’ needs as well as tech-driven solutions for in-house marketers. Through the Stagwell Marketing Cloud, Stagwell is investing in the frontiers of marketing, with technology products that fuel augmented reality (“AR”) experiences for stadium goers and live events, and artificial intelligence (“AI”) for content creation and for communications professionals. This is a key part of the future strategy for the company.
Stagwell has grown through a combination of organic growth and investment. Beginning with a single company in 2015, Stagwell focused on the fastest-growing area of marketing: digital services. Between 2015 and 2021, we acquired companies including digital transformation and digital media groups like Code and Theory and ForwardPMX. In 2019, Stagwell Media made a $100 million investment into MDC, the parent company of creative powerhouses including 72andSunny, Anomaly, Crispin, Porter & Bogusky, Doner and Forsman & Bodenfors. Recognizing the potential of those companies, Stagwell’s reorganization and careful management of the portfolio turned MDC around. In August 2021, Stagwell Media completed the Transactions with MDC to become Stagwell Inc.
The result is an innovative, digital-first challenger network built for the modern marketer with 2022 revenue of $2.69 billion and 2022 net income of $65.8 million. As the marketing landscape transforms — driven by digital innovation and emerging technologies — Stagwell is well-placed to help brands transform their digital platforms, content, and data and targeting strategies with integrated services that deliver the right experience to the right person at the right time. Our concentration in high-growth digital areas drove our combined net revenue growth of approximately 15% year-over-year for the year ended December 31, 2022, including approximately 14% organic growth.
Stagwell’s unified corporate team is the foundation of a powerful value creation platform focused on scaling our portfolio of marketing services firms, which we refer to as Brands, and driving continual network evolution. We plan to invest in our core digital platforms, continue developing our suite of digital products in the Stagwell Marketing Cloud, increase our technology leadership through investment and innovation, and further expand our international footprint both organically and via our Global Affiliate Network and make investments to deliver value for our clients, employees, and shareholders.

Our Market
Industry Trends
The digital revolution has changed where and how brands relate to consumers and created an entirely new, highly complex content and commerce ecosystem. Historically, marketing was characterized by television and brand advertising targeted to broad audiences: everyone saw the same advertisement at the same time. Over the last 15 years, digital innovation has created new, personalized ways to reach targeted consumers and spurred a fundamental shift in the marketing services landscape. Growth now comes primarily from digital marketing, helping brands meet customers across the entire online ecosystem. We believe every company today at its core is a digital marketing company.
Five key trends describe the industry today:
First, online advertising now accounts for more than half of global advertising spend with the shift further accelerating as new media channels like connected television (“CTV”) and platforms like Snap diversify the digital channels dominating content and commerce. This compares to 2000, when online advertising accounted for just 2% of global advertising spend. According to eMarketer, digital advertising spend is expected to grow at an 10% compound annual growth rate (“CAGR”) from 2021 to 2026, and some areas of the market are expected to grow at an even faster rate, such as CTV, which is expected to grow at a 20% CAGR over the same period. We expect the move of consumers online will be a lasting shift. Online now means virtually everywhere: website, mobile, social media, television, out-of-home, and immersive in-person experiences.
Second, advertising is commerce. Digital platforms provide ways for brands to reach consumers directly through e-commerce and, according to the U.S. Census Bureau, were a large driver of the 19% CAGR of U.S. e-commerce sales between 2016 and 2021. Platforms as diverse as TikTok and LinkedIn have created new ways for brands to interact with their customers. Brands can sell their products directly on their sites, via digital platforms such as Amazon or through interactive experiences enabled by social media. Digital platforms also allow advocacy groups and political campaigns to reach constituents to mobilize support or raise funds online. We estimate that overall political paid media spend grew at a 22% CAGR from 2014 to 2020. Retail media networks add complexity and opportunity to brands’ consumer engagement approaches.
Third, data is everywhere. Platform and channel growth has created an explosion of addressable data that can be used to better understand consumer desires, habits, and needs in real-time, allowing the delivery of content that consumers want, when they want it, and where they want it. New sources of online data include web, mobile, email, social, and CTV — in addition to emerging products, apps and wearables that enhance day-to-day experiences. The emergence of vast amounts of data spans behavioral, transactional, demographic, psychographic and geographic categories. As connectivity grows, the value of raw data declines — but we believe the ability to derive actionable insights from the data, as Stagwell businesses do, increases.
Fourth, frontier technology such as AI and AR are gaining critical foothold among mass consumers, reshaping how businesses connect. Both technologies have evolved past initial niche or enterprise use cases and are now reaching lay consumers, and businesses now are investing in making them widely accessible to consumer audiences, as seen with generative AI tools like ChatGPT and Stagwell Marketing Cloud’s ARound. Stagwell is at the forefront of this technology, implementing these innovations across our client work, and incubating original and proprietary technology that drives business results and sits on the next frontier of marketing.
Finally, marketing technology is transforming the industry. SaaS and DaaS products are increasing the efficiency of marketing campaigns and in-house marketing operations, utilizing cutting edge technologies such as .AI and automated media modeling, scaled consumer insights, campaign and asset management, brand reputation tracking, and more.

Competitive Landscape
Stagwell operates in a highly competitive and fragmented industry. Stagwell’s Brands compete for business and talent with the operating subsidiaries of large global holding companies such as Omnicom Group Inc., Interpublic Group of Companies, Inc., WPP plc, Publicis Groupe SA, Dentsu Inc. and Havas SA, as well as with numerous independent agencies that operate in multiple markets. Our Brands also face competition from consultancies, like Accenture and Deloitte, tech platforms, media companies and other services firms that offer related services. Stagwell’s Brands must compete with these other companies to maintain and grow existing client relationships and to obtain new clients and assignments. Individual products within the Stagwell Marketing Cloud also typically compete with offerings that may be provided within broader service offerings at large global holding companies or provided on a standalone basis by technology startups or other industry participants such as Infosys, Wipro and Cognizant.
During the decades when marketing was dominated by television, the marketing services industry experienced significant consolidation as legacy advertising holding companies built substantial portfolios of often overlapping creative, communications, PR, and media businesses to achieve financial efficiencies by centralizing administrative operations. These holding companies grew significantly in size and market share.
The rapid rise of digital channels, convergence of advertising and commerce, explosion in addressable data and marketing technology created a paradigm shift in the industry. While legacy models still accounted for a significant share of the market in 2021, with spending on advertising and marketing services with just four of these legacy global marketing services companies accounting for approximately $60 billion of the approximately $130 billion spent with the top 25 global marketing services companies, we believe they are largely underexposed to the digital areas of the market experiencing the highest levels of client demand growth. In recent years, a number of large consulting firms with information technology (“IT”) implementation backgrounds have entered the marketing services market and, collectively, achieved significant market share. However, we believe these firms’ lack of creative and media expertise limits their long-term growth potential as true challengers to the legacy marketing holding companies.
With a combination of talent and technology, we believe that Stagwell is well positioned to take advantage of the continued transformation sweeping the marketing ecosystem and to disrupt the marketing services landscape. Stagwell was born digital and now has a global network of entrepreneurial companies that deliver the right combination of creativity and technology for the modern, digital marketer through a model that emphasizes flexibility and integration.
Our Offering
Principal Capabilities
Stagwell’s Brands provide differentiated, digital-first marketing and related services to a diverse client base across many industries.
Our principal capabilities fall into four categories: 1) Digital Transformation, 2) Performance Media & Data, 3) Consumer Insights & Strategy, and 4) Creativity & Communications. Taken together, these capabilities provide an integrated suite of marketing services for our blue-chip customer base.

1 **Digital Transformation**

Building & Designing Digital Experiences for Clients

2 **Performance Media & Data**

Addressable on a Global Scale

3 **Consumer Insights & Strategy**

Tracking Across Consumer Journey

4 **Creativity & Communications**

Blue-Chip Customer Base

DIGITAL

Digital Transformation.   We design and build digital platforms and experiences that support the delivery of content, commerce, services and sales. We create websites, mobile applications, back-end systems, content and data management systems, and other digital environments enabling clients to engage with consumers across the digital ecosystem. We design and implement technology and data strategies to support digital services needed for our clients. We also implement technology and strategies for utilizing digital channels to mobilize and raise funds from proponents and constituents to support political candidates, non-profit groups and issue organizations in the public arena. Lastly, we develop proprietary, in-house software and related technology products, including AI-based communications technology, cookie-less data platforms for advanced audience targeting and activation, software tools for e-commerce applications, specialty media solutions in the fast-growing augmented reality space, and innovative applications of text messaging for consumer engagement, which we license to clients using subscription-based SaaS and DaaS models.
Performance Media & Data.   We develop omnichannel media strategies and provide coordinated execution for the placement of advertisements across the media funnel including digital channels, performance marketing and analog placements globally. Unlike legacy holding companies that own large amounts of television inventory and therefore must sell it, we take a media-agnostic approach leveraging digital technologies and media in addition to analog advertising. Our media services include media solutions such as audience analysis, and media buying and planning, ranging across the platforms a modern marketer needs to engage consumers.
Consumer Insights & Strategy.   We perform large-scale online surveys, specialized research, and data analytics across the consumer journey to provide strategic insights and guidance that informs business content, product, communications and media strategies for many of the world’s largest companies, including numerous Fortune 100 clients. We have differentiated specialization in brand and corporate reputation tracking, theatrical and streaming content and strategy, and technology product design and marketing, and we believe our Brands are at the forefront of innovation in the field.
Creativity & Communications.   We develop holistic, creativity-based content strategies and campaigns from concept to execution through to optimization. These services include strategy development, advertising creation, live events, immersive digital experiences, cross platform engagement, and social media content. We also provide strategic communications, public relations and public affairs services including media relations, thought leadership, investor and financial relations, social media, executive positioning and visibility.

We group our Brands into these principal capability categories based on the source of most of their revenue. We also classify Digital Transformation, Performance Media & Data, and Consumer Insights & Strategy as “Digital” though Brands categorized as Creativity & Communications generate a significant portion of revenue from creativity and content delivered on digital channels and some, such as 72andSunny and Anomaly, do meaningful amounts of digital work that fluctuates as a percentage of revenue. We believe our concentration of digital capabilities today provides a competitive advantage in the marketplace and positions us to benefit from continued digital disruption in the marketing services industry. We plan to continue to invest in our core digital platforms as well as emerging technologies to effectively support marketing transformation for our clients.
For the year ended December 31, 2022, Stagwell generated approximately 57% of its net revenue from Agencies primarily providing digital services, including 28% of net revenue from Digital Transformation, 19% of net revenue from Performance Media & Data, and 10% of net revenue from Consumer Insights & Strategy. During the same period, these digital principal capabilities also grew net revenue by 28% year-over-year. The remaining approximately 43% of net revenue was derived from Agencies classified as Creativity, Communications & Strategy. We expect our digital mix to continue to expand due to 1) expected faster growth of Agencies primarily providing digital services relative to Agencies classified as Creativity & Communications and 2) our focus on scaling the SMC for the in-house and self-service markets.
Network Structure & Reportable Segments
Stagwell maintains a 100% ownership position in substantially all of its Brands, and the remainder are majority owned with management of the Brands owning the remaining equity. Stagwell generally has rights to increase ownership of non-wholly owned subsidiaries to 100% over a defined period of time.
The Company organizes its Brands into three reportable segments: “Integrated Agencies Network,” “Brand Performance Network” and the “Communications Network.” In addition, the Company combines and discloses operating segments that do not meet the aggregation criteria as “All Other.” The Company also reports corporate expenses, as further detailed below, as “Corporate.”
The reportable segments are:
•
The Integrated Agencies Network includes five operating segments: the Anomaly Alliance, Constellation, the Doner Partner Network, Code and Theory, and National Research Group. The operating segments offer an array of complementary services spanning our core capabilities of Digital Transformation, Performance Media & Data, Consumer Insights & Strategy, and Creativity & Communications. The Brands included in the operating segments that comprise the Integrated Agencies Network reportable segment are as follows: Anomaly Alliance (Anomaly, Concentric, Hunter, Mono, YML and Scout (Brands)), Constellation (72andSunny, Colle McVoy, Instrument, Redscout, Hello Design, Team Enterprises, and Harris Insights), the Doner Partner Network (Doner, KWT Global, Harris X, Veritas, Doner North, Northstar, which is currently sunsetting, and Yamamoto (Brands)), Code and Theory and National Research Group.

These operating segments share similar characteristics related to (i) the nature of their services; (ii) the type of clients and the methods used to provide services; and (iii) the extent to which they may be impacted by global economic and geopolitical risks. In addition, these operating segments may occasionally compete with each other for new business or have business move between them.
•
The Brand Performance Network (“BPN”), previously referred to as the “Media Network” reportable segment, is comprised of a single operating segment. BPN includes a unified media and data management structure with omnichannel media placement, creative media consulting, influencer and business-to-business marketing capabilities. Our Brands in this segment aim to provide scaled creative performance through developing and executing sophisticated omnichannel campaign strategies leveraging significant amounts of consumer data. BPN’s Brands provide media solutions such as audience analysis, media planning, and buying across a range of digital and traditional platforms (out-of-home, paid search, social media, lead generation, programmatic, television, broadcast, among others) and includes multichannel Brands Assembly, Brand New Galaxy, Crispin Porter Bogusky, Forsman & Bodenfors, Bruce Mau Design, Goodstuff, MMI Agency, digital creative & transformation consultancy Gale, business-to-business specialist Multiview, Observatory, Vitro, customer experience (“CX”) specialists Kenna, and travel media experts Ink.
•
The Communications Network reportable segment is comprised of a single operating segment, our specialist network that provides advocacy, strategic corporate communications, investor relations, public relations, online fundraising and other services to both corporations and political and advocacy organizations and consists of our Allison & Partners, SKDK (including Sloane & Company), and Targeted Victory brands.

•
All Other consists of the Company’s digital innovation group and Stagwell Marketing Cloud, including Maru and Epicenter, and products such as PRophet, ARound and Reputation Defender (which was sold in September 2021).

•
Corporate consists of corporate office expenses incurred in connection with the strategic resources provided to the operating segments, as well as certain other centrally managed expenses that are not fully allocated to the operating segments. These office and general expenses include (i) salaries and related expenses for corporate office employees, including employees dedicated to supporting the operating segments, (ii) occupancy expenses relating to properties occupied by all corporate office employees, (iii) other office and general expenses including professional fees for the financial statement audits and other public company costs, and (iv) certain other professional fees managed by the corporate office. Additional expenses managed by the corporate office that are directly related to the operating segments are allocated to the appropriate reportable segment and the All Other category.

Go-To-Market Strategy
Our global go-to-market strategy is key to our objective of providing our clients with a balanced combination of leading-edge technology and creative talent. We go to market in four main ways: as individual Brands, as networks where collaboration across services is needed, as Stagwell Global when we create multi-region, Stagwell-wide teams, and as the Stagwell Marketing Cloud, which delivers SaaS and DaaS products for in-house marketers.
Unlike legacy holding companies who have focused on achieving cost synergies by consolidating brands within their networks, Stagwell focuses on collaboration. We believe it is important for our Brands to maintain their individual identities to attract the highest quality talent within their capabilities of expertise. Maintaining strong brand identities within our integrated Brands and specialist networks provides a structure supporting both individual and joint go-to-market approaches. Maintaining separate Brands with flexibility to integrate also enables effective management of potential conflicts of interest. Go-to-market collaboration typically occurs on larger engagements requiring services across multiple capabilities or geographies.
To further support collaboration, Stagwell provides financial incentives for Brands to collaborate with one another through referrals and the sharing of both services and expertise. Network and Brand leaders have components of incentive compensation that are based on Stagwell’s overall performance and the overall performance of their integrated or specialist networks to incentivize go-to-market collaboration.
In addition to our owned Brands, we maintain a network of go-to-market alliances with like-minded independent brands, tech companies and marketing services firms in key markets around the world. These partners, which we refer to as Global Affiliates, enable us to increase our local-market reach and qualify for business opportunities that require enhanced capabilities in specific local markets without taking on additional costs. Launched in early 2021, by December 2022 the Global Affiliate Network had achieved its goal of growing to include 75 affiliates.
Our distinct Brand structure enables us to work with multiple clients within the same business sector, and many of our largest clients are served by multiple Brands or Brands in our portfolio. The Brands’ work is supported by a centralized marketing and new business team that fosters collaboration, sources new business opportunities and communicates across industries to drive awareness of our offerings. Additionally, a centralized corporate innovation team develops and invests in proprietary digital marketing products that are distributed by Brands across the network, further enhancing the value proposition Stagwell Brands are able to offer clients.

Our Strategy
We believe we have the opportunity to grow revenue to more than $4 billion over time through a combination of 10% to 12% long-term organic growth targeted at our existing businesses, approximately $450 million of incremental revenue from investments and subsequent organic growth targeted at those acquired businesses, and approximately $75 million of incremental SaaS and DaaS revenue targeted from the Stagwell Marketing Cloud. The key components of the Stagwell strategy to achieve this potential growth are Digital, Integrated, Global, and Strategic (“DIGS”). We believe the DIGS model gives us a sustainable, long-term path to significant growth and supports our primary objectives which are sustaining strong levels of organic growth, increasing our digital revenue mix, increasing international scale, expanding the average client relationship size, and maintaining strong margins and free cash flow. We believe pursuing these objectives will position us to increase value for our shareholders.
Our strategy is focused around six specific initiatives: 1) Investing in Digital Capabilities, 2) Expanding Addressable Markets, 3) Effective Integration at Scale, 4) Strategic Value Creation Platform, 5) Maintaining a Highly Variable Cost Structure, and 6) Efficient Capital Allocation.
Investing in Digital Capabilities
Our digital businesses serve the areas where we expect the fastest growth in the marketing space and position us to lead the wave of transformation in the industry. By investing in our core digital platforms and introducing proprietary SaaS and DaaS marketing technology (“martech”) products, we believe we can increase the digital proportion of our net revenue to more than 65% over time. We aim to expand our digital capabilities in three main ways:
•
First, we intend to continue to invest in our leading digital Brands like Code and Theory, Instrument and YML. This planned investment includes funding new capabilities and supporting cross-selling via our Integrated Agencies Network, which has already created additional opportunities.

•
Second, we intend to pursue complementary acquisition opportunities to bolster our existing assets in areas such as digital transformation and digital media buying. We have built a successful track record of “bolt-on” acquisitions such as TrueLogic Software, LLC, Ramenu S.A. and Polar Bear Development S.R.L., a Latin America engineering shop, and Kettle Solutions, LLC (“Kettle”), a content and digital design firm.

•
Third, we are investing in the Stagwell Marketing Cloud, a suite of technology products in development or early-stage commercialization spanning influencer marketing, audience segmentation, public relations, immersive experiences and brand insights. These products are licensed to our clients using subscription-based SaaS and DaaS models and distributed by Brands across our network. We believe the Stagwell Marketing Cloud positions us to serve in-house marketing departments and create recurring, high-value revenue streams in the future. We have also made strategic acquisitions for the Stagwell Marketing Cloud, including Epicenter Experience, an enterprise software company that leverages mobile and location data to map and sequence complex consumer behavior patterns, and Maru Group, a leading software experience and insights data platform.

Expanding Addressable Markets
We estimate that Stagwell has approximately 2% market share among top 25 global marketing services companies that together generated approximately $130 billion in revenue in 2021, providing a significant runway for growth through market share gains. We are focused on expanding our addressable markets through investments that increase our global footprint as well as adding emerging marketing technologies in areas expected to have strong secular growth. We believe increasing our geographic presence and breadth of capabilities will allow us to significantly grow our average client relationship size over time.
•
International Markets:   Our strategy for growing our international operations is focused on expanding our media buying, content creation and digital capabilities in new markets, which will improve our qualifications for large multi-regional contracts with the largest global marketers. For example, in April 2022, we acquired Brand New Galaxy, a scaled provider of end-to-end e-commerce services such as DTC strategy, digital content production, automation, and complex technology implementations. The acquisition bolsters Stagwell’s broad e-commerce capabilities to service more global clients and provides significant scale in Europe. In the year ended December 31, 2022, on a combined basis, Brand Performance Network net revenue grew by approximately 23% year-over-year, and 18% organically. In 2022, we launched regional hubs in Singapore and Brazil, and on a combined basis, our international net revenue grew by 26% year-over-year, compared to 14% year-over-year growth in North America.

We maintain a Global Affiliate network that enables us to deliver creative, performance, media and technology capabilities at the scale required to serve the world’s largest marketers. Our affiliates provide local talent and insights for regional engagements without requiring investment capital. We believe our Global Affiliates will be a valuable source for acquisitions, allowing Stagwell to vet companies before formal investment. Brand New Galaxy was our first affiliate and affiliate acquisition. As of December 31, 2022, we had 75 Global Affiliate partners in our network.
•
Emerging Marketing Technologies:   In addition to the advertising and marketing services market, we believe our investments in the Stagwell Marketing Cloud will position us to address new, rapidly expanding market opportunities, including marketing data, campaign martech, the metaverse, and AR and VR applications. For example, Stagwell’s shared AR product ARound has launched stadium-level experiences with professional sporting teams in Major League Baseball and the National Football League, namely the Minnesota Twins and the Los Angeles Rams.

Effective Integration at Scale
We expect to derive significant long-term operating efficiencies from the Transactions through initiatives that have been and continue to be rolled out over the 36 months following the completion of the Transactions. We have made progress against our plan and anticipate the initial expected synergies will be realized over a period of 36 months from the time of the Transactions. We expect the synergies will come from implementation of shared services across the Company, elimination of redundancies in the Stagwell Brand Performance Network, scaling operational resources in lower cost markets, and third-party spend recapture, among other cost-saving initiatives.
Within our client-facing integrated and specialist networks we see further opportunity to achieve operating efficiencies by increasing our non-U.S. based engineering footprint. We are focused on scaling our development capabilities in lower cost markets, specifically Latin America, India, and Southeast Asia. Our engineering talent is primarily focused on building and designing digital platforms, applications, tools, and experiences for our clients and are typically more highly concentrated in our Brands categorized within our Digital Transformation primary capability. We believe we already have a substantial engineering presence globally and have developed the necessary skills to support hiring, training and managing large teams outside the United States. We believe these markets offer a significant supply of quality technical talent to meet increasing client demand for high-speed delivery of digital transformation and production services. As of December 31, 2022, we employed more than 1,500 engineers, including approximately 450 based in Latin America, approximately 400 in India, more than 600 in the United States and Canada, approximately 100 in Southeast Asia, and more than 100 in Europe, the Middle East and Africa.
Stagwell Value Creation Platform
We believe our engaged, unified corporate team provides a growth platform for value creation through both revenue and cost synergies for our existing Brands and prospective investments. We are led by a management team with deep industry expertise and a track record of growing and managing marketing services businesses. The Stagwell platform provides a foundation to support efficient, accretive scaling of our global network and our high-growth digital transformation and digital media capabilities. Our corporate objective is to accelerate the growth and improve the profitability of our Brands, and we believe Brands see strategic value in being part of the Stagwell network.
Our value creation platform has three layers: Client Services, Growth Investment and Shared Services.

The Stagwell PLATFORM

Strategic Value-Added Growth Platform

Global Marketing
Media Network
Affiliate Reach
Client Services
Central M&A
Innovation Group
Growth Investment
Finance
Admin & Operations
Shared Services

Our Client Services layer aims to facilitate revenue growth through go-to-market support. Our Global Solutions team provides a single point of contact for key clients, coordinating our go-to-market strategies for large, multi-regional contracts or business opportunities requiring cross-Brand, cross-capability or cross-market services. Our Global Growth team provides prospecting and new business services to our Brands, working in partnership with our Brand team which supports messaging and communications efforts. At the network level, the Stagwell Brand Performance Network provides a corporate structure to cost-effectively coordinate our global media placement capabilities, while our Global Affiliate Network positions our Brands to pitch for and win opportunities requiring capabilities in specific local markets.
Our Growth Investment layer is designed to drive continual network evolution and bolsters competitive advantages in key markets, capabilities, and emerging technologies and consists of two teams: centralized investment and innovation. Our central investment team, which has a strong track record of accretive investments, provides expertise in sourcing, negotiating and structuring investments in close partnership with our Brand leadership, to drive efficient scaling of our networks and accelerate growth. In addition to our investment team, a centralized innovation team provides development capabilities for the Stagwell Marketing Cloud and bespoke client needs.
Our Shared Services layer provides unified back-office systems via Stagwell CORE (“CORE”), the Company’s newly formed platform that focuses on transitioning away from disparate teams, processes and systems and establishing a standardized platform. CORE provides centralized services across back office operational functions, including IT, accounts payable and receivable, real estate, enterprise-level contract administration, and accounting services. With a focus on driving shareholder value by optimizing cost structures and facilitating efficient integration of acquired businesses, CORE’s services are highly standardized with an emphasis on scalability to support Stagwell’s growth.
Maintaining a Highly Variable Cost Structure
We are focused on maintaining a business model that has attractive cash flow, revenue growth and margin expansion and plan to maintain a highly variable cost structure that allows us to be nimble. We aim to focus our investments on people-based businesses that operate with a high percentage of variable costs. Our at-will employment structure positions us to respond rapidly to changing market conditions in order to maintain margins. We also strive to diligently deploy low capital investment strategies. For example, we believe our Global Affiliate Network strategy for expanding international capabilities positions us to maintain a high level of flexibility through macroeconomic cycles.
Our management team has successfully demonstrated an ability to efficiently operate, manage and grow a profitable portfolio of diverse advertising businesses through periods of dramatic changes in consumer behavior, technological advancement and economic cycles. The team has a successful track record of investing, acquisition execution and integration as well as recruiting and retaining the key talent that drives our operating businesses.
Efficient Capital Allocation
We are focused on delivering continued strong organic growth and free cash flow to support efficient capital allocation that generates value for our shareholders. Our primary use of capital is expected to be funding diligently structured, highly accretive investment in businesses we believe will support sustainable future growth by increasing the breadth and depth of our capabilities. We also expect more modest capital allocation towards minimizing shareholder dilution, reducing leverage in order to provide increased financial flexibility, and funding development of proprietary technology and products for the Stagwell Marketing Cloud. As of December 31, 2022, the ratio of (i) borrowings under our revolving credit facility and outstanding notes, less cash and cash equivalents, to (ii) Adjusted EBITDA for the year ended December 31, 2022 was 2.17 times.

The Offering
Shares of Class A common stock being offered by the selling stockholders
16,000,000 shares. See “Selling Stockholders” in this prospectus supplement.
Option to purchase additional shares from the selling stockholders
The selling stockholders have granted the underwriters an option for a period of 30 days to purchase up to 2,400,000 additional shares of Class A common stock from the selling stockholders.
Shares of common stock outstanding after this offering(a)
131,605,852 shares of Class A common stock.
2,271 shares of Class B common stock.
160,909,058 shares of Class C common stock.
Use of Proceeds
The selling stockholders will receive the net proceeds from this offering. We will not receive any proceeds from the selling stockholders’ sale of the shares of Class A common stock described in this prospectus supplement and the accompanying prospectus. See “Use of Proceeds” and “Selling Stockholders” in this prospectus supplement.
Risk Factors
Investing in our Class A common stock involves risks and the purchasers of our shares of Class A common stock may lose their entire investment. See “Risk Factors” beginning on page S-16 of this prospectus supplement and the sections entitled “Risk Factors” in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our Class A common stock.
Conflicts of Interest
Because certain entities affiliated with Goldman Sachs & Co. LLC beneficially own in excess of 10% of our issued and outstanding Class A common stock and will receive 5% or more of the net proceeds of this offering as selling stockholders, Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” under Rule 5121 (“Rule 5121”) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. See “Underwriting (Conflicts of Interest).”
Ticker Symbol
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “STGW.”

(a)
The number of shares of common stock outstanding after the completion of this offering above and elsewhere in this prospectus supplement is based on 131,605,852 shares of Class A common stock, 2,271 shares of Class B common stock and 160,909,058 shares of Class C common stock outstanding as of February 28, 2023 and excludes shares issuable upon vesting and settlement of equity awards and shares reserved for future issuance under any equity incentive plan or other stock plan or arrangement.

Summary Historical Consolidated Financial Data
The following summary historical consolidated financial data of the Company as of and for the years ended December 31, 2022 and 2021 have been derived from the Company’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021 and the related notes thereto incorporated by reference in this prospect supplement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, incorporated by reference into this prospectus supplement, and the historical consolidated financial statements and the notes thereto referred to above. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. Our historical results are not necessarily indicative of our future performance.
	Year Ended December 31,
	2022	2021(3)
	(In thousands, except per share amounts)
Operating Data
Revenues	$2,687,792	$1,469,363
Operating Expenses:
Cost of services	1,673,576	906,856
Office and general expenses	601,536	424,038
Depreciation and amortization	131,273	77,503
Impairment and other losses	122,179	16,240
	2,528,564	1,424,637
Operating income	159,228	44,726
Other Income (expenses):
Interest expense and finance charge, net	(76,062)	(31,894)
Foreign exchange, net	(2,606)	(3,332)
Other, net	(7,059)	50,058
	(85,727)	14,832
Income before income taxes and equity in earnings of non-consolidated affiliates	73,501	59,558
Income tax expense	7,580	23,398
Income before equity in earnings of non-consolidated affiliates	65,921	36,160
Equity in (income) losses of non-consolidated affiliates	(79)	(240)
Net income	65,842	35,920
Net income attributable to noncontrolling and redeemable noncontrolling interests	(38,573)	(14,884)
Net income attributable to Stagwell Inc. common shareholders	$27,269	$21,036
Income Per Common Share:
Basic
Net income (loss) attributable to Stagwell Inc. common shareholders	$0.22	$(0.04)
Diluted
Net income (loss) attributable to Stagwell Inc. common shareholders	$0.17	$(0.04)
Weighted Average Number of Common Shares Outstanding
Basic	124,262	90,426
Diluted	296,596	90,426
Adjusted EBITDA(1)	$451,118	$253,652
Free Cash Flow(2)	$269,646

(1)
Adjusted EBITDA is defined as net income (loss) attributable to Stagwell Inc. common shareholders excluding non-operating income or expense to achieve operating income, plus depreciation and amortization, stock-based compensation, deferred acquisition consideration adjustments and other items. Other items include restructuring costs, acquisition-related expenses and non-recurring items. We believe Adjusted EBITDA is a useful measure for investors to evaluate the performance of our business. Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, net income (loss) calculated in accordance with GAAP or operating income calculated in accordance with GAAP. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

(2)
Free Cash Flow is defined as Adjusted EBITDA less cash interest paid, capital expenditures and software spend, minority interest distributions, cash taxes paid and changes in working capital. We believe Free Cash Flow is a useful measure for investors to evaluate the performance and liquidity of our business. Free Cash Flow should be viewed as supplemental to, and not as an alternative for, net income (loss) calculated in accordance with GAAP or cash flows from operating activities calculated in accordance with GAAP. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, can provide useful supplemental information for investors analyzing period to period comparisons of the Company’s results.

(3)
The Transactions were treated as a reverse acquisition for financial reporting purposes, with MDC treated as the legal acquirer and Stagwell Marketing treated as the accounting acquirer. As a result of the Transactions and the change in our business and operations, under applicable accounting principles, the historical financial results of Stagwell Marketing prior to August 2, 2021 incorporated by reference into this prospectus supplement are considered our historical financial results. Accordingly, historical information presented in this prospectus supplement for events occurring or periods ending before August 2, 2021 does not reflect the impact of the Transactions or the financial results of MDC and may not be comparable with historical information for events occurring or periods ending on or after August 2, 2021.

As of December 31, 2022
(In thousands)
Financial Position Data
Cash and cash equivalents	$220,589
Total assets	3,993,332
Long-term debt	1,184,707
Deferred acquisition consideration	161,323
Total liabilities	3,009,587
Redeemable Noncontrolling Interests	39,111
Total Shareholders’ Equity	944,634
Non-GAAP Financial Measures
In addition to results determined in accordance with GAAP, we use the following non-generally accepted accounting principles financial measure, which management uses to operate the business, which it believes provide useful supplemental information to both management and readers of this prospectus supplement in making period-to-period comparisons in measuring the financial performance and financial condition of the Company.

Reconciliation of Net Income to Adjusted EBITDA and Free Cash Flow
	Year Ended December 31,
	2022	2021
	(In thousands)
Net income	$65,842	$35,920
Net income attributable to noncontrolling and redeemable noncontrolling interests	(38,573)	(14,884)
Net income attributable to Stagwell Inc. common shareholders	27,269	21,036
Non-operating items(1)	131,959	23,690
Operating income	159,228	44,726
Depreciation and amortization	131,273	77,503
Impairment and other losses	122,179	16,240
Stock-based compensation	33,152	75,032
Deferred acquisition consideration	(13,405)	18,721
Other items, net	18,691	21,430
Adjusted EBITDA	$451,118	$253,652
Cash interest paid	(70,935)
Capital expenditures and software spend(2)	(34,912)
Distributions to minority interests	(13,408)
Cash taxes paid	(72,064)
Changes in working capital	9,867
Free Cash Flow	$269,646

(1)
Non-operating items includes items within the Statements of Operations, below Operating Income, and above Net income attributable to Stagwell Inc. common shareholders.

(2)
Includes software spend of approximately $13 million included in “Investing — Capitalized software and other” in the Company’s consolidated statement of cash flows for the year ended December 31, 2022.

Reconciliation of Combined Net Revenue Growth to Combined Organic Net Revenue Growth
Combined organic net revenue growth gives effect to the Transactions as if they had been consummated on January 1, 2021. The calculation of the organic net revenue growth for the year ended December 31, 2022 as compared to the year ended December 31, 2021 was performed by comparing the consolidated revenue of Stagwell Inc. for the year ended December 31, 2022 to the combined revenue results for the year ended December 31, 2021 for each of Stagwell Inc. and MDC. See “Explanatory Note” for a discussion of the limitations of our unaudited combined financial information. “Organic revenue growth” and “organic revenue decline” refer to the positive or negative results, respectively, of subtracting both the foreign exchange and acquisition (disposition) components from total revenue growth. The acquisition (disposition) component is calculated by aggregating prior period revenue for any acquired businesses, less the prior period revenue of any businesses that were disposed of during the current period. The organic revenue growth (decline) component reflects the constant currency impact of (a) the change in revenue of the partner firms that the Company has held throughout each of the comparable periods presented, and (b) “non-GAAP acquisitions (dispositions), net.” Non-GAAP acquisitions (dispositions), net consists of (i) for acquisitions during the current year, the revenue effect from such acquisition as if the acquisition had been owned during the equivalent period in the prior year and (ii) for acquisitions during the previous year, the revenue effect from such acquisitions as if they had been owned during that entire year (or same period as the current reportable period), taking into account their respective pre-acquisition revenues for the applicable periods, and (iii) for dispositions, the revenue effect from such disposition as if they had been disposed of during the equivalent period in the prior year.

	Unaudited Combined Net Revenue – Year Ended December 31, 2021	Components of Change (Unaudited)				Net Revenue – Year Ended December 31, 2022	Change (Unaudited)
		Foreign Currency	Net Acquisitions (Divestitures)	Organic	Total Change		Organic	Total
	(In thousands, except percentages)
Integrated Agencies Network	$1,142,636	$(8,327)	$2,838	$110,221	$104,732	$1,247,368	9.6%	9.2%
Brand Performance Network	543,376	(12,305)	38,434	98,377	124,506	667,882	18.1%	22.9%
Communications Network	214,829	(970)	2,682	70,400	72,112	286,941	32.8%	33.6%
All Other	25,973	(835)	(4,633)	(543)	(6,011)	19,962	(2.1)%	(23.1)%
Total	$1,926,814	$(22,437)	$39,321	$278,455	$295,339	$2,222,153	14.5%	15.3%

RISK FACTORS
An investment in our Class A common stock involves a high degree of risk. You should carefully consider the risk factors described in “Item 1A — Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 6, 2023 and our other reports filed from time to time with the SEC, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. Before making any investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described in this prospectus supplement and the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus are not the only ones we face. Additional risks and uncertainties that we are unaware of or that we believe are not material at the time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline, and you could lose all or part of your investment. See also the information contained under the heading “Disclosure Regarding Forward-Looking Statements” above. In addition, you should carefully consider the additional risks related to an investment in our Class A common stock and this offering, as set forth below.
Risks Related to the Offering and Our Class A Common Stock
The price of our Class A common stock may fluctuate, and you could lose all or a significant part of your investment.
Volatility in the market price of our Class A common stock may prevent you from being able to sell your shares at or above the price you paid. For example, since June 30, 2022, the intraday trading price per share of our Class A common stock has varied between a low of $4.80 on July 14, 2022 and a high of $9.23 on March 6, 2023. The market price of our Class A common stock may also be influenced by many factors, some of which are beyond our control, including:
•
volatility in the trading prices and trading volume in the markets;

•
quarterly variations in our operating results compared to market expectations;

•
changes in expectations as to our future financial performance;

•
rumors and market speculation involving us or other companies in our industry;

•
actual or perceived privacy or data security incidents;

•
changes in prevailing interest rates;

•
actual or anticipated developments in our business, our competitors’ business or the competitive landscape generally;

•
actual or expected sales of our Class A common stock by our executive officer, directors or stockholders;

•
general market conditions and slow or negative growth of our markets;

•
domestic and international economic, legal and regulatory factors, including the effect of COVID-19 and geopolitical tensions resulting from Russia’s invasion of Ukraine on these factors; and

•
the expiration of contractual lock-up or market standoff agreements.

In addition, the stock market in general is subject to price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our Class A common stock, regardless of our operating performance.
Substantial blocks of our total outstanding shares may be sold into the market when the “lock-up” period ends. If there are substantial sales of our Class A common stock, the price of our Class A common stock could decline.
The price of our Class A common stock could decline if there are substantial sales of our Class A common stock, particularly sales by our directors, executive officers and significant stockholders. After this offering, the selling stockholders will be subject to lock-up agreements with the underwriters that restrict their ability to sell any shares of our common stock they continue to hold following this offering until 60 days after the date of this prospectus supplement. After the lock-up agreements expire, all of the shares of our common stock owned by the selling stockholders will be eligible for sale in the public market, subject to the limitations of Rule 144 under the Securities Act.
The underwriters may permit the selling stockholders to sell shares of our Class A common stock prior to the expiration of the restrictive provisions contained in the lock-up agreements. The market price of the Class A common stock could decline as a result of the sale of a substantial number of shares of our Class A common stock in the public market, the availability of shares of our Class A common stock for sale or the perception in the market that the holders of a large number of shares of our Class A common stock intend to sell their Class A common stock. In addition, the sale of shares of our Class A common stock by stockholders could impair our ability to raise capital through the sale of additional shares of our Class A common stock.
Our stock price may be volatile.
The trading price of our Class A common stock may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our securities depends on many factors, including those described elsewhere in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our securities since you might be unable to sell them at or above the price you paid for them. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of our securities may include (but are not limited to):
•
market conditions in the broader stock market in general or in our industry in particular;

•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
the public’s reaction to our press releases, other public announcements and filings with the Securities and Exchange Commission;

•
rumors and speculation in the press or investment community or on social media about us, our clients or companies perceived to be similar to us;

•
actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

•
the operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
our operating results failing to meet the guidance we may issue from time to time;

•
changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•
the timing of the achievement of objectives under our business plan and the timing and amount of costs we incur in connection therewith;

•
short selling of our Class A common stock or related derivative securities;

•
actions by hedge funds, short term investors, activist stockholders or stockholder representative organizations;

•
operating and stock price performance of other companies that investors deem comparable to ours;

•
changes in laws and regulations affecting our business;

•
commencement of, or involvement in, litigation or investigations involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of our Class A common stock available for public sale;

•
any major change in our board of directors or management;

•
sales of substantial amounts of our Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•
the extent to which retail and other individual investors (as distinguished from institutional investors), invest in our Class A common stock;

•
sudden increases in the demand for our Class A common stock, including as a result of any “short squeezes”;

•
speculative trading that is not primarily motivated by our announcements or the condition of our business;

•
general economic and political conditions such as recessions or other economic downturns, inflation, interest rate increase, “trade wars,” pandemics and acts of war or terrorism and geopolitical tensions; and

•
other risk factors described in this “Risk Factors” section and in our Annual Report on Form 10-K for the year ended December 31, 2022.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq in particular have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our Class A common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to ours could depress our stock price regardless of our business, prospects, financial condition or results of operations. Broad market and industry factors and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our Class A common stock, regardless of our actual operating performance. In addition, the trading price of our Class A common stock may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our stock declines or otherwise exhibits volatility, and their activities can negatively affect our stock price and increase the volatility of our stock price. These broad market and industry factors could seriously harm the market price of our Common Stock, regardless of our operating performance. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
If our operating and financial performance in any given period does not meet any guidance that we provide to the public, the market price for our Class A common stock may decline.
We have in the past provided, and may from time to time provide, guidance regarding our future performance that represents our management’s estimates as of the date such guidance is provided. Any such guidance is based upon a number of assumptions with respect to future business decisions (some of which may change) and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies (many of which are beyond our control). Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions that inform such guidance will not materialize or will vary significantly from actual results. Accordingly, our guidance is only an estimate of what management believes is realizable as of the date such guidance is provided. Actual results may vary from such guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors should not place undue reliance on our financial guidance and should carefully consider any guidance we may publish in context. In addition, in prior periods our operating or financial results have not met our guidance, or we have reduced our guidance. If in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our Class A common stock may decline. In addition, even though we have issued public guidance in the past, we are not obligated to and may determine not to continue to do so in the future.
A significant portion of our Class A common stock is restricted from immediate resale but may be sold into the market in the future, which could negatively affect the market price of our Class A common stock.
As of December 31, 2022, Stagwell Media beneficially owned approximately 64% of our outstanding shares of Class A common stock on an as-converted basis. Although the shares held by Stagwell Media are subject to securities law restrictions on sales by affiliates, we, Stagwell Media and certain other parties are party to a registration rights agreement pursuant to which, among other things and subject to certain restrictions, we are required to file with the Securities and Exchange Commission a registration statement registering for resale the shares of our Class A common stock that are held by, or are issuable upon exchange of units of OpCo (in combination with corresponding shares of our Class C common stock) held by, such parties, and to conduct certain underwritten offerings upon the request of holders of registrable securities, including direct and indirect transferees of such holders. In addition, we are party to a securities purchase agreement pursuant to which we are required to register for resale the shares of Class A common stock issued upon the conversion of our previously outstanding Series 8 convertible preferred stock.
As such, sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Class A common stock.
We are a “controlled company” within the meaning of the applicable rules of Nasdaq and, as a result, qualify for exemptions from certain corporate governance requirements. Our stockholders will not have the same protections afforded to stockholders of companies that are not controlled companies, and the interests of our controlling stockholder may differ from the interests of other stockholders.
Our CEO and Chairman, Mark Penn, beneficially owns or controls approximately 64% of the voting power of our Common Stock. As a result, we are a “controlled company” within the meaning of the Nasdaq rules, and as a result, we qualify for exemptions from certain corporate governance requirements. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirements to have: (a) a majority of independent directors on the board; (b) a nominating committee comprised solely of independent directors; (c) compensation of executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (d) director nominees selected, or recommended for the selection by the board, either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Although as of the date of this prospectus, we do not utilize any of these exemptions, we may elect to utilize one or more of these exemptions for so long as we remain a “controlled company.” As a result, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements.
In addition, this concentration of ownership and voting power allows Mr. Penn to control our decisions, including matters requiring approval by our stockholders (such as, subject to certain limitations, the election of directors and the approval of mergers or other extraordinary transactions), regardless of whether or not other stockholders believe that the transaction is in their own best interests. Such concentration of voting power could also have the effect of delaying, deterring or precluding a change of control or other business combination that might otherwise be beneficial to our stockholders, could deprive our stockholders of an opportunity to receive a premium for their Class A common stock as part of a sale of our company and might ultimately affect the market price of our Class A common stock.
Securities or industry analysts may cease publishing research or reports about us, our business, or our market, or publish negative opinions about our company or the price of our Class A common stock, which could cause the price and trading volume of our Class A common stock to decline.
The trading market for our Class A common stock is influenced by the research and reports that industry or securities analysts publish (or may publish) about us, our business and operations, our market or our competitors. If securities or industry analysts cease such coverage, or other analysts fail to commence coverage of us, our stock price and trading volume could be negatively impacted. In addition, we have no control over equity research analysts or the content of their reports, and if any of the analysts who cover, or may cover us in the future, make negative recommendations regarding our stock or issue other unfavorable commentary or research, or provide more favorable relative recommendations about our competitors, the price and trading volume of our Class A common stock could decline.
There is no guarantee that an active and liquid public market for our securities will be sustained.
A liquid trading market for our Class A common stock may not be sustained. In the absence of a liquid public trading market:
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you may not be able to liquidate your investment in shares of our Class A common stock;

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you may not be able to resell your shares of our Class A common stock at or above the price you paid for them;

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the market price of shares of our Class A common stock may experience significant price volatility; and

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there may be less efficiency in carrying out your purchase and sale orders.

Additionally, if our Class A common stock becomes delisted from Nasdaq for any reason, the liquidity and price of our Class A common stock may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your shares of Class A common stock unless a market can be sustained.
We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of the Class A common stock.
We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to invest future earnings, if any, to fund growth, to develop business, for working capital needs and for general corporate purposes. In addition, certain provisions of Delaware law and our outstanding indebtedness impose requirements that may restrict our ability to pay cash dividends on our common stock. Therefore, you are not likely to receive any cash dividends on shares of our Class A common stock for the foreseeable future, and the success of an investment in the shares of our Class A common stock will depend upon any future appreciation in their market price. The market price of shares of our Class A common stock may never appreciate and may decrease.
We may issue additional shares of our Class A common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
We may issue additional shares of our Class A common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under our equity incentive plans, without stockholder approval, in a number of circumstances. Our issuance of additional shares of our Class A common stock or other equity securities of equal or senior rank could have the following effects:
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your proportionate ownership interest in us will decrease;

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the relative voting strength of each previously outstanding share of Class A common stock may be diminished; or

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the market price of our stock may decline.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our Class A common stock.
In addition to protections afforded under the Delaware General Corporation Law (“DGCL”), or certificate of incorporation and bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in management or to our board of directors. These provisions include, among other things:
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no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates; and

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the ability of our board of directors to issue shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

These provisions in our certificate of incorporation and our bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a transaction involving a change in our control that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our Class A common stock if they are viewed as discouraging future takeover attempts. These provisions could also make it more difficult for stockholders to nominate directors for election to our board of directors and take other corporate actions and may also discourage acquisition proposals, or delay or prevent a change in control, which could depress the trading price of our Class A common stock.
Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by stockholders and designates the United States federal district courts as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or with our directors, officers or employees and may discourage stockholders from bringing such claims.
Our certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for:
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any derivative action or proceeding brought on behalf of our company;

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any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of our company to us or our stockholders;

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any action or proceeding asserting a claim arising pursuant to any provision of the DGCL (or any successor provision thereto) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Court of Chancery of the State of Delaware;

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any action or proceeding asserting a claim against us or any current or former director, officer or other employee of our company arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws (as each may be amended from time to time);

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any action asserting a claim governed by the internal affairs doctrine; or

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any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL.

For the avoidance of doubt, the foregoing provisions of our certificate of incorporation will not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities

Act”) or the Exchange Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933. Although investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder, any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the provisions of our certificate of incorporation described in the preceding sentences.
These provisions of our certificate of incorporation could limit the ability of our stockholders to obtain a favorable judicial forum for certain disputes with us or with our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our current bylaws inapplicable to, or unenforceable in respect of, one or more of the types of actions or proceedings listed above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers.
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing requirements of the Nasdaq Stock Market and other applicable securities rules and regulations. Compliance with these rules and regulations has increased our legal and financial compliance costs, made some activities more difficult, time-consuming or costly and increased demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal controls over financial reporting. Maintaining our disclosure controls and procedures and internal controls over financial reporting in accordance with this standard requires significant resources and management oversight. As a result, management’s attention may be diverted from other business concerns, which could harm our business and results of operations. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future, which will increase our costs and expenses.

MARKET AND INDUSTRY DATA
This prospectus supplement contains estimates, projections and other information concerning our industry and our business, as well as data regarding market opportunity, market research, estimates and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. We have not independently verified any third-party information and cannot assure you of its accuracy or completeness, and such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement and the documents incorporated by reference. These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders identified in this prospectus supplement, their pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the net proceeds from the sale of their shares of our Class A common stock. See “Selling Stockholders.”

SELLING STOCKHOLDERS
The following table sets forth (i) the selling stockholders, (ii) as of February 28, 2023, the number of shares of Class A and Class C common stock that the selling stockholders beneficially owned before this offering, (iii) the number of shares of Class A common stock to be sold in this offering by the selling stockholders and (iv) the number of shares of our Class A and Class C common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the following table reflects the selling stockholders’ voting power prior to and after this offering in consideration of the outstanding Class A, Class B and Class C common stock as of February 28, 2023.
The number and percentage of outstanding shares of Class A common stock beneficially owned after this offering listed in the table below assumes that all of the shares of our Class A common stock being offered by the selling stockholders are sold, assumes that no additional shares of Class A our common stock are purchased by the selling stockholders prior to the completion of this offering and does not give effect to the exercise of the underwriters’ option to purchase additional shares. The beneficial ownership information herein regarding each selling stockholder is based solely on information furnished to us by such selling stockholder.
For information on the procedure for sales by selling stockholders, see “Underwriting (Conflicts of Interest)” in this prospectus supplement.
	Beneficial Ownership Prior to this Offering(1)					Class A Shares to Be Sold in the Offering	Beneficial Ownership After this Offering(1)
Name of Selling Stockholder	Class A		Class C		% of Total Voting Power(2)		Class A		Class C		% of Total Voting Power(2)
	Shares	%	Shares	%			Shares	%	Shares	%
Entities affiliated with The Stagwell Group LLC(3)	26,502,414	20.1	160,909,058	100.0	64.1	12,000,000	14,502,414	11.0	160,909,058	100.0	60.0
Entities affiliated with Goldman Sachs(4)	20,948,746	15.9	—	—	7.2	4,000,000	16,948,746	12.9	—	—	5.8

(1)
For purposes of this table, and unless otherwise indicated, information as to the percentage of shares beneficially owned is calculated based on 131,605,852 shares of our Class A common stock, 2,271 shares of our Class B common stock and 160,909,058 shares of our Class C common stock outstanding as of February 28, 2023 and does not include any issuances or repurchases after such date.

(2)
Holders of our Class A and Class C common stock are entitled to 1 vote per share, and holders of our Class B common stock are entitled to 20 votes per share. The selling stockholders do not beneficially own any shares of our Class B common stock.

(3)
Beneficial ownership prior to this offering reflects (i) 130,000 shares of Class A common stock held directly by The Stagwell Group LLC, (ii) 26,372,414 shares of Class A common stock held directly by Stagwell Agency Holdings LLC and (iii) 160,909,058 shares of Class C common stock held directly by Stagwell Media LP (together with The Stagwell Group LLC and Stagwell Agency Holdings LLC, the “Stagwell Group Entities”), which are convertible into 160,909,058 shares of Class A common stock. Beneficial ownership after this offering gives effect to the sale in this offering of an aggregate of 12,000,000 shares of Class A common stock by Stagwell Agency Holdings LLC. Mark J. Penn, our Chairman and CEO, is the controlling person of (i) The Stagwell Group LLC, the manager of Stagwell Agency Holdings LLC and the general partner of Stagwell Media LP, and (ii) Stagwell Media LP. The address of each of the Stagwell Group Entities and Mr. Penn is 1808 I Street, NW, Sixth Floor, Washington, DC 20006. The table above does not reflect shares held directly by Mr. Penn. Each of the Stagwell Group Entities and Mr. Penn disclaims beneficial ownership of the shares described above held by the Stagwell Group Entities, except to the extent of its or his pecuniary interest therein, if any.

(4)
Beneficial ownership prior to this offering reflects (i) 17,420,458 shares of Class A common stock held directly by Broad Street Principal Investments, L.L.C., (ii) 2,604,942 shares of Class A common stock held directly by StoneBridge 2017, L.P. and (iii) 923,346 shares of Class A common stock held directly by StoneBridge 2017 Offshore, L.P. (collectively, the “GS Entities”). Goldman Sachs & Co. LLC (“GS”) is a wholly owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). Beneficial ownership after this offering gives effect to the sale in this offering of an aggregate of 4,000,000 shares of Class A common stock by certain of the GS Entities. Affiliates of GSG are the general partner, managing general partner or investment manager, as applicable, of the GS Entities. Bradley J. Gross, who serves on our board, is a Managing Director of Goldman Sachs. The address of each of the GS Entities, GS, GSG and Mr. Gross is 200 West Street, New York, NY 10282 and each of GS, GSG and Mr. Gross disclaims beneficial ownership over the shares described above held by the GS Entities, except to the extent of their pecuniary interest therein, if any.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
This following discussion is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock. The discussion is applicable only to U.S. Holders and Non-U.S. Holders (each as defined below) who acquire our Class A common stock in this offering and hold our Class A common stock as capital assets. This summary does not, however, purport to be a comprehensive description of all of the tax consequences of the acquisition, ownership and disposition of our Class A common stock, including the effects of the Medicare contribution tax on net investment income, alternative minimum tax consequences, estate and gift tax consequences, foreign, state or local tax consequences, and tax considerations that may be relevant to particular holders in light of their particular circumstances or to certain categories of taxpayers subject to special rules, such as banks or other financial institutions, dealers in securities or currencies, traders in securities who elect to mark-to-market, tax-exempt entities or accounts, insurance companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax, partnerships, S-corporations and other pass-through entities (and investors therein), certain former citizens or long-term residents of the United States, persons who hold our Class A common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction, persons that own, or are deemed to own, more than 5% of our common stock, persons required to conform the timing of income accruals to their financial statements, or U.S. Holders who have a “functional currency” other than the U.S. dollar. This discussion does not address any U.S. federal income tax consequences applicable to holders of the Company’s incentive awards or holders of the Company’s debt.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation created or organized in the United States, in any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust if (a) a court within the United States can exercise primary supervision over the administration of the trust or (b) it has a valid election in place to be treated as a United States person and one or more United States persons has authority to control all substantial decisions of the trust. A “Non-U.S. Holder” means a beneficial owner of our Class A common stock that is neither a U.S. Holder nor an entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes.
If our Class A common stock is held by an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes (or a partner therein), the tax treatment of the partnership and each partner in such partnership generally will depend on the activities of the partnership and the status of the partner. Partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors.
This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This summary is not binding on the U.S. Internal Revenue Service (“IRS”) or the courts.
Prospective investors are urged to consult their tax advisors with respect to the application of the U.S. federal income tax laws to their own particular situation, as well as any tax consequences of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.
Tax Consequences to U.S. Holders
Dividends
A distribution of cash or property to a U.S. Holder with respect to its Class A common stock (other than certain pro rata stock distributions) generally will be treated as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits and will be includible in income by the U.S. Holder and taxable as ordinary income when received. If such a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in its Class A common stock, and thereafter as a capital gain, treated as described below under “— Sale or Other Taxable Disposition of Class A Common Stock”. Dividends received by a non-corporate U.S. Holder will be eligible to be taxed at reduced rates if the U.S. Holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the U.S. Holder meets certain holding period and other applicable requirements.
Sale, Exchange or Other Taxable Disposition of Class A Common Stock
For U.S. federal income tax purposes, gain or loss a U.S. Holder realizes on the sale or other taxable disposition of its Class A common stock will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Class A common stock is greater than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the Class A common stock that was sold. Long-term capital gains recognized by non-corporate U.S. Holders may be subject to tax at reduced rates. The deductibility of capital losses may be subject to limitations.
Tax Consequences to Non-U.S. Holders
Dividends
A distribution of cash or property to a Non-U.S. Holder with respect to its Class A common stock (other than certain pro rata stock distributions) generally will be treated as a dividend to the extent paid out of the Company’s current or accumulated earnings and profits. If such a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the Non-U.S. Holder’s investment and will reduce such holder’s basis in our Class A common stock (determined separately with respect to each share of our common stock), up to the Non-U.S. Holder’s tax basis in the Class A common stock, and thereafter as a capital gain subject to the tax treatment described below in “— Sale or Other Taxable Disposition of Class A Common Stock.”
Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30 percent rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, a withholding agent generally will be required to withhold at a 30 percent rate (rather than the lower treaty rate) unless the Non-U.S. Holder has furnished a valid IRS Form W-8BEN or W-8BEN-E, or other documentary evidence establishing the Non-U.S. Holder’s entitlement to the lower treaty rate with respect to such dividend payments, and the withholding agent does not have actual knowledge or reason to know to the contrary. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
However, if the dividends are effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), then the dividends will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis at the applicable rates. To claim this exemption for effectively connected dividends, the Non-U.S. Holder must furnish a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
In addition, under the U.S. tax rules known as the Foreign Account Tax Compliance Act (“FATCA”), a Non-U.S. Holder of Class A common stock will generally be subject to a 30 percent U.S. withholding tax on dividends in respect of such Class A common stock if the Non-U.S. Holder is not FATCA compliant or holds its Class A common stock through a foreign financial institution that is not FATCA compliant. In order to be treated as FATCA compliant, a Non-U.S. Holder must, among other things, provide certain documentation (usually an IRS Form W-8BEN or W-8BEN-E) containing information about its identity, its FATCA status and, if required, its direct and indirect U.S. owners. These requirements may be modified by the adoption or implementation of a particular intergovernmental agreement between the United States and another country or by future U.S. Treasury Regulations. Documentation that Non-U.S. Holders provide in order to be treated as FATCA compliant may be reported to the IRS and other tax authorities, including information about a Non-U.S. Holder’s identity, its FATCA status and, if applicable, its direct and indirect U.S. owners.
Sale or Other Taxable Disposition of Class A Common Stock
Non-U.S. Holders generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of Class A common stock, provided that (a) the gain is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, (b) if the Non-U.S. Holder is an individual, such Holder is present in the United States for less than 183 days in the taxable year of the sale and (c) our Class A common stock does not constitute a U.S. real property interest “USRPI” by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
If a Non-U.S. Holder that is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
The Company would be a USRPHC if USRPIs comprised at least 50% of the fair market value of our worldwide real property interests and assets used or held for use in a trade or business. We believe that we currently are not, and will not become in the future, a USRPHC. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Class A Class A common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our Class A common stock is considered to be regularly traded on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Distributions on and proceeds from a sale or other disposition of our Class A common stock paid to a U.S. Holder will be reported to the IRS and to the U.S. Holder, unless the U.S. Holder is an exempt recipient or otherwise establishes a basis for exemption. Backup withholding tax will be withheld from payments subject to information reporting unless the U.S. Holder provides an accurate taxpayer identification number, generally by providing an IRS Form W-9. U.S. Holders may be subject to backup withholding tax in respect of such payments if they fail to certify that they are not subject to backup withholding tax or otherwise fail to comply with applicable backup withholding tax rules.
Non-U.S. Holders may be required to comply with applicable certification procedures to establish that they are Non-U.S. Holders, generally by providing an applicable IRS Form W-8, in order to avoid the application of such information reporting requirements and backup withholding tax.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Any amount paid as backup withholding may be creditable against the holder’s U.S. federal income tax liability (with any excess refunded), provided that the required information is timely furnished to the IRS.
U.S. AND NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC are acting as representatives, have severally, and not jointly, agreed to purchase, and the selling stockholders have agreed to sell to them, severally, the number of shares indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC
Goldman Sachs & Co. LLC
SVB Securities LLC
Wells Fargo Securities, LLC
Rosenblatt Securities Inc.
Total
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $ per share under the public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives.
The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to         additional shares of Class A common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to the selling stockholders. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional         shares of Class A common stock.
Total
	Per Share	No Exercise	Full Exercise
Public offering price(1)	$	$	$
Underwriting discounts and commissions to be paid by the selling stockholders(2)	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$

(1)
The total public offering price reflects the sale of       shares of our Class A common stock at the per share public offering price.

(2)
The underwriting discount for the shares offered to the public was $         per share.

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $      . We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority (“FINRA”) up to $35,000.
We have engaged Solebury Capital LLC (“Solebury”), an independent financial adviser and a member of FINRA, to provide certain financial consulting services in connection with this offering. The underwriters have agreed to reimburse us for such financial consulting services provided by Solebury in connection with this offering.
We, as well as all of our directors and officers and the selling stockholders (the “Lock-Up Parties”) have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (the “Restricted Period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, options or warrants to purchase common stock and limited liability company interests in OpCo (together with the common stock, the “Securities”) or such other Securities which may be deemed to be beneficially owned (as such term is used in Rule 13d-3 of the Exchange Act), by us and the Lock-Up Parties, in accordance with the rules and regulations of the SEC and Securities which may be issued upon exercise of a stock option or warrant (any such securities described in this clause, the “Restricted Securities”);

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Restricted Securities;

•
file any registration statement with the Commission relating to the offering of any Restricted Securities or any securities convertible into or exercisable or exchangeable for Restricted Securities; or

•
whether any such transaction described above is to be settled by delivery of Restricted Securities or such other securities, in cash or otherwise.

In addition, we and each Lock-Up Party have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we or such Lock-Up Party will not, during the Restricted Period, make any demand for, or exercise any right with respect to, the registration of any Restricted Securities or any security convertible into or exercisable or exchangeable for Restricted Securities.
The lock-up restrictions described above do not apply, with respect to us, to:
•
the issuance by us of shares of Class A common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•
the shares to be sold in this offering;

•
transfers to us pursuant to a net exercise or cashless exercise by the undersigned of outstanding equity awards pursuant to an employee benefit plan, including to satisfy the exercise price or withholding tax or remittance obligations;

•
the issuance by us of shares of Class A common stock upon the vesting or exercise of restricted stock units, options, stock appreciation rights, warrants to purchase shares of Class A common stock or other equity awards pursuant to an employee benefit plan;

•
the grant of awards, shares or interests pursuant to an employee benefit plan;

•
the filing or amendment of any registration statement on Form S-8 relating to an employee benefit plan;

•
facilitating the establishment of a trading plan on behalf of a stockholder, officer or director pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of shares of

Restricted Securities, provided that (i) such plan does not provide for the transfer of Restricted Securities during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Class A common stock may be made under such plan during the Restricted Period;
•
the exchange, conversion or redemption of any (x) shares of Class C common stock and/or (y) limited liability company interests of OpCo for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A common stock);

•
the issuance of shares of common stock (or securities convertible into common stock) in connection with the acquisition by us or any of our controlled affiliates of the securities, business, property or other assets of another person or business entity or pursuant to any employee benefit plan assumed by us in connection with any such acquisition, or the issuance of shares of common stock (or securities convertible into common stock), of restricted stock units or restricted stock awards (or similar equity awards) or of options to purchase shares of common stock, in each case, in connection with joint ventures, commercial relationships or other strategic transactions; provided that the aggregate number of restricted stock awards and shares of common stock issued in connection with, or issuable pursuant to the exercise of any options issued in connection with, all such acquisitions and other transactions described herein does not exceed 10% of the aggregate number of shares of common stock outstanding immediately following the consummation of this offering;

•
any repurchase by us of shares of common stock pursuant to a stock repurchase plan disclosed in this prospectus supplement (including the establishment of a 10b5-1 Plan to effect such repurchases); and

•
the issuance of shares of Class A common stock pursuant to the conversion, exchange, reclassification or redemption of shares of Class B common stock.

The lock-up restrictions described above do not apply, with respect to the Lock-Up Parties, to:
•
the sale of shares to the underwriters;

•
transactions by the Lock-Up Parties relating to shares of Class A common stock or other securities acquired in the offering or in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the Class A common stock or other securities acquired in such open market transactions;

•
transfers of Restricted Securities as a bona fide gift, charitable contribution or for bona fide estate planning purposes or, if the Lock-Up Party is a corporation, limited liability company, partnership or other entity, as part of a disposition, transfer or distribution of Restricted Securities by such Lock-Up Party to any subsidiary, affiliate or investment fund or other entity controlled or managed by, or under common control or management with, such Lock-Up Party or to direct or indirect stockholders, members, current or former partners (general or limited), beneficiaries or other equityholders, or to the estates of any such stockholders, members, partners (general or limited), beneficiaries or other equityholders of such Lock-Up Party (or, in each case, its nominee or custodian) or any of their respective affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) (including upon the liquidation or dissolution of such Lock-Up Party pursuant to a plan of liquidation approved by such Lock-Up Party’s equityholders) or in the case of a trust, to a grantor or beneficiary of the trust (provided that (i) each donee or distributee shall sign and deliver a lock-up letter and (ii) to the extent a filing under Section 16(a) of the Exchange Act is required, such filing shall include a statement to the effect that the recipients of such Restricted Securities have signed and delivered a lock-up letter;

•
transfers or Restricted Securities by will or intestacy or pursuant to a domestic order divorce settlement, divorce decree or separation agreement, provided that (i) unless prohibited by an order of a court, each donee or distributee shall sign and deliver a lock-up letter; and (ii) to the extent a filing under Section 16(a) of the Exchange Act is required by or on behalf of such Lock-Up Party, such filing shall include a statement to the effect that such transfers were by will or intestacy or pursuant to a domestic order divorce settlement, divorce decree or separation agreement, as the case may be;
•
the establishment of a 10b5-1 Plan on behalf of a stockholder, officer or director of the Company for the transfer of shares of Restricted Securities, provided that (A) such plan does not provide for the transfer of Restricted Securities during the Restricted Period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made during the Restricted Period by or on behalf of such Lock-Up Party or the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of Restricted Securities may be made under such plan during the Restricted Period or (ii) transactions pursuant to and scheduled under an existing 10b5-1 plan that has been entered into prior to the date hereof;

•
the exchange, conversion or redemption of any (x) shares of Class C common stock and/or (y) limited liability company interests of OpCo for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A common stock) (provided that (i) such shares of Class A common stock remain subject to these lock up provisions and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of such Lock-Up Party or the Company regarding the exchange or redemption, such announcement or filing shall include a statement to the effect that such exchange occurred pursuant to the amended and restated certificate of incorporation or by-laws of the Company and/or the amended and restated operating agreement of OpCo, as the case may be, and no transfer of the shares of Class A common stock or other securities received upon exchange may be made during the Restricted Period other than pursuant to the provisions described herein;

•
transfers to the Company pursuant to a net exercise or cashless exercise by such Lock-Up Party of outstanding equity awards pursuant to an employee benefit plan of the Company, provided that (i) any Restricted Securities received upon such exercise shall be subject to all of the restrictions set forth herein and (ii) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Restricted Securities, shall be voluntarily made during the Restricted Period, and if such filing is required during the Restricted Period, such filing shall indicate in the footnotes thereto that the filing relates to the exercise of equity awards, that no shares were sold to the public by the reporting person and the shares of Class A Common Stock received upon exercise of such securities are subject to a lock-up agreement with the underwriters;

•
the exercise of options, stock appreciation rights or warrants to purchase shares of Class A common stock pursuant to an employee benefit plan of the Company, provided that (i) any shares of Class A common stock received upon such exercise shall be subject to all of the restrictions set forth herein and (ii) no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of Restricted Securities shall be voluntarily made during the Restricted Period, and if any such filing is required during the Restricted Period, such filing shall indicate in the footnotes thereto that such filing relates to the exercise of options, stock appreciation rights or warrants to purchase shares of Class A common stock and the shares of Class A common stock received upon exercise of such securities are subject to the terms set forth herein; or

•
transfers of Restricted Securities pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of Class A common stock involving a change of control of the Company (provided that if such transaction is not consummated, the Restricted Securities of such Lock-Up Party shall remain subject to the restrictions set forth herein) (for purposes of this clause, “change of control” means any bona fide third-party tender offer, merger, consolidation or other similar transaction, in one transaction or a series of related transactions, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act) or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of the total voting power of the voting stock of the Company).

Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We, the selling stockholders and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Conflicts of Interest
Because certain entities affiliated with Goldman Sachs & Co. LLC beneficially own in excess of 10% of our issued and outstanding Class A common stock and will receive 5% or more of the net proceeds of this offering as selling stockholders, Goldman Sachs & Co. LLC is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with FINRA Rule 5121, Goldman Sachs & Co. LLC will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

Selling Restrictions
General
Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that (i) the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the underwriters has been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Regulation as having been made to such persons.
United Kingdom
No shares have been offered or will be offered to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct

Authority, except that the shares may be offered to the public in the United Kingdom at any time under the following exemptions from the UK Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

(c)
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, as amended (“FSMA”), provided that no such offer of the shares shall require the Company or the underwriters to publish a prospectus pursuant to Section 85 of FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

Each person in the United Kingdom who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in the United Kingdom to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.
The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.
Switzerland
The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.
Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Hong Kong
The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the securities were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:
(a)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)
where no consideration is or will be given for the transfer;

(c)
where the transfer is by operation of law; or

(d)
as specified in Section 276(7) of the SFA.

Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

LEGAL MATTERS
The validity of the shares of Class A common stock being offered by this prospectus supplement will be passed upon for us by Freshfields Bruckhaus Deringer US LLP, New York, New York. Certain matters will be passed on for the underwriters by Latham & Watkins LLP, New York, New York.
EXPERTS
The financial statements of Stagwell Inc. as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus supplement, and the effectiveness of Stagwell Inc.’s internal control over financial reporting as of December 31, 2022, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and an adverse opinion on the effectiveness of Stagwell Inc.’s internal control over financial reporting. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus supplement is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s website at www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge on our website at www.stagwellglobal.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus:
•
our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 6, 2023;

•
the portions of the Definitive Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders, filed with the SEC on May 2, 2022, that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021; and

•
our Current Report on Form 8-K, filed with the SEC on March 1, 2023.

You may request a copy of any or all of the information incorporated by reference into this prospectus supplement and the accompanying prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:
Stagwell Inc.
One World Trade Center, Floor 65
New York, New York 10007
Attention: Investor Relations
Telephone: (646) 429-1800
We have not authorized anyone to provide any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

PROSPECTUS
Stagwell Inc.
228,010,262 Shares of Class A Common Stock
The selling stockholders named in this prospectus may offer for resale under this prospectus, from time to time, up to 228,010,262 shares of our Class A common stock. The Class A common stock offered hereunder includes (i) 27,091,465 shares of Class A common stock that are issued and outstanding, (ii) 179,970,051 shares of Class A common stock issuable in exchange for an equal number of shares of Class C common stock, together with such shares’ corresponding economic interest in a subsidiary of the Company, and (iii) 20,948,746 shares of Class A common stock issuable upon conversion of the Series 8 preferred stock.
The Class A common stock may be offered or sold by the selling stockholders at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers, to or through underwriters, broker-dealers, agents, or through any other means described in this prospectus under “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the selling stockholders’ Class A common stock. The selling stockholders will pay all commissions and discounts, if any, attributable to the sale or disposition of its shares of our Class A common stock, or interests therein.
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “STGW.” As of October 8, 2021, the last reported sale price of our Class A common stock was $8.39 per share.
This prospectus describes the general manner in which Class A common stock may be offered and sold by the selling stockholders. We will provide supplements to this prospectus describing the specific manner in which the selling stockholders’ Class A common stock may be offered and sold to the extent required by law. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.
The selling stockholders may sell Class A common stock to or through underwriters, dealers or agents. The names of any underwriters, dealers or agents involved in the sale of any common stock and the specific manner in which it may be offered will be set forth in the prospectus supplement covering that sale to the extent required by law. The selling stockholders may also use this prospectus to distribute shares of common stock to their shareholders, members or partners pursuant to an in-kind distribution.
Investing in our Class A common stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth under “Risk Factors” in Exhibit 99.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2021 (which section is specifically incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in our Class A common stock. See “Incorporation By Reference.”
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2021.

Prospectus

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s “shelf” registration rules. Pursuant to this prospectus, the selling stockholders named on page 7 may, from time to time, sell up to a total of 228,010,262 shares of Class A common stock described in this prospectus in one or more offerings.
In this prospectus, all references to the “Company,” “Stagwell,” “we,” “us” and “our” refer to Stagwell Inc., a Delaware corporation, and its consolidated subsidiaries.
When the selling stockholders sell Class A common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”
You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference into this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

STAGWELL INC.
The combination of the Company’s preexisting business with the business of the subsidiaries of Stagwell Media LP that own and operate a portfolio of marketing services companies is intended to build a holding company positioned to transform marketing. The Company aims to deliver scaled creative performance for some of the world’s most ambitious brands, connecting creativity with leading-edge technology to harmonize the art and science of marketing. Led by entrepreneurs, the Company’s more than 10,000 specialists in over 30 countries strive to drive effectiveness and improve business results for their clients.
Over the last 15 years, marketing was characterized by television and brand advertising targeted to many through scale and reach. Since that time, a significant majority of overall growth in the industry has come from the expansion of digital marketing with the creation and growth of digital/social media platforms, including Facebook, Google, Twitter, Snapchat, LinkedIn and TikTok. Furthermore, the ability of consumers to purchase products through online channels (e-commerce) either on digital platforms like Amazon or on retailers’ own websites has allowed marketers to create their own relationships with customers.
With 21st century technical and digital know-how across the Company, we believe we are positioned to take advantage of the continued disruption sweeping the marketing universe. The goal in the current market is for marketers, based on the ability to leverage various types of customer data, to target the right ads and content to the right people at the right time. With the creative assets and digital expertise at the combined Company, we believe we are positioned to play a strong role in disrupting the legacy holding company model based on this new digital paradigm when the competition is still very much reliant on the marketing model of the past.
Stagwell Inc. was originally formed as a Delaware limited liability company on December 16, 2020 and was converted into a Delaware corporation on July 29, 2021. Our principal executive office is located at One World Trade Center, Floor 65, New York, New York, 10007. Our telephone number is (646) 429-1800. Our website address is http://www.stagwellglobal.com. Information contained on our website or on other external websites mentioned throughout this prospectus is expressly not incorporated by reference into this prospectus.

RISK FACTORS
You should carefully consider the risk factors set forth under “Risk Factors” in Exhibit 99.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2021 (which section is specifically incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), before deciding to invest in our Class A common stock. See “Incorporation By Reference.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and the United States Private Securities Litigation Reform Act of 1995, as amended. Statements in this prospectus or that are incorporated by reference in this prospectus that are not historical facts, including statements about the Company’s beliefs and expectations, recent business and economic trends, potential acquisitions and estimates of amounts for redeemable noncontrolling interests and deferred acquisition consideration, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in this section. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control. Therefore, you should not place undue reliance on such statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events, if any.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Such risk factors include, but are not limited to, the following:
•
risks associated with international, national and regional unfavorable economic conditions that could affect the Company or its clients, including as a result of the novel coronavirus pandemic (“COVID-19”);

•
the effects of the outbreak of COVID-19, including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•
an inability to realize expected benefits of the redomiciliation of the Company from the federal jurisdiction of Canada to the State of Delaware (the “Redomiciliation”) and the subsequent combination of the Company’s preexisting business with the business of the subsidiaries of Stagwell Media LP that own and operate a portfolio of marketing services companies (the “Business Combination” and, together with the Redomiciliation, the “Transactions”) or the occurrence of difficulties in connection with the Transactions;

•
adverse tax consequences in connection with the Transactions for the Company, its operations and its stockholders, that may differ from the expectations of the Company, including that future changes in tax law, potential increases to corporate tax rates in the United States and disagreements with the tax authorities on the Company’s determination of value and computations of its attributes may result in increased tax costs;

•
the occurrence of material Canadian federal income tax (including material “emigration tax”) as a result of the Transactions;

•
the impact of uncertainty associated with the Transactions on the Company’s businesses;

•
direct or indirect costs associated with the Transactions, which could be greater than expected;

•
risks associated with severe effects of international, national and regional economic conditions;

•
the Company’s ability to attract new clients and retain existing clients;

•
reduction in client spending and changes in client advertising, marketing and corporate communications requirements;

•
financial failure of the Company’s clients;

•
the Company’s ability to retain and attract key employees;

•
the Company’s ability to achieve the full amount of its stated cost saving initiatives;

•
the Company’s implementation of strategic initiatives;

•
the Company’s ability to remain in compliance with its debt agreements and the Company’s ability to finance its contingent payment obligations when due and payable, including but not limited to those relating to redeemable noncontrolling interests and deferred acquisition consideration;

•
the successful completion and integration of acquisitions that complement and expand the Company’s business capabilities; and

•
foreign currency fluctuations.

Undue reliance should not be placed on our forward-looking statements. Although forward-looking statements reflect our good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest. The selling stockholders will receive all of the net proceeds from the sale of their shares of our Class A common stock. See “Selling Stockholders.”

SELLING STOCKHOLDERS
This registration statement of which this prospectus forms a part has been filed pursuant to registration rights granted to the selling stockholders in order to permit the selling stockholders to resell to the public shares of our Class A common stock, including shares of Class A common stock issuable upon the conversion of convertible securities and vesting of unvested restricted shares beneficially owned by the selling stockholders, as well as any Class A common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these shares. Under the terms of the registration rights agreements between us and the selling stockholders named herein, we will pay all expenses of the selling stockholders’ shares of our Class A common stock, including SEC filing fees, except that the selling stockholders will pay all underwriting discounts and selling commissions, if any.
The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our Class A common stock of each selling stockholder, the number of shares of Class A common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering. We have based percentage ownership on 91,084,186 shares of Class A common stock outstanding as of the date of this prospectus.
Because each selling stockholder may dispose of all, none or some portion of the shares of Class A common stock covered by this prospectus, no estimate can be given as to the number of shares of Class A common stock that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of Class A common stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented. When we refer to the selling stockholders in this prospectus, we mean the individuals and entities listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.
We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the selling stockholders’ method of distributing these shares.
	Type of Shareholding	Shares of Class A Common Sock Beneficially Owned Prior to the Offering	Number of Shares Offered	Shares of Class A Common Stock Beneficially Owned After the Offering
Name				Number	Percent
Mark J. Penn	Direct	589,051(1)	589,051	—	—
	Indirect	206,472,465(2)	206,472,465	—	—
The Stagwell Group LLC(2)		206,472,465(2)	206,472,465	—	—
Goldman Sachs(3)		20,961,554(3)	20,948,746	—	—

(1)
Includes 549,051 shares of unvested restricted stock that are not scheduled to vest until December 31, 2022 subject to achievement of financial performance targets and continued employment.

(2)
Mr. Penn, our Chairman and CEO, is the controlling person of (i) The Stagwell Group LLC, the manager of Stagwell Agency Holdings LLC and the general partner of Stagwell Media LP, and (ii) Stagwell Media LP, the manager of Stagwell Friends and Family LLC. The Stagwell Group LLC directly holds 130,000 shares of Class A common stock. Stagwell Agency Holdings LLC directly holds 26,372,414 shares of Class A common stock. Stagwell Media LP directly holds 160,909,058 shares of Class C common stock, which are convertible into 160,909,058 shares of Class A common stock. Stagwell Friends and Family LLC directly holds 19,060,993 shares of Class C common stock, which are convertible into 19,060,993 shares of Class A common stock. The address of each of Stagwell Agency

Holdings LLC, Stagwell Friends and Family LLC, Stagwell Media LP and The Stagwell Group LLC is 1808 I Street, NW, Sixth Floor, Washington, DC 20006.
(3)
The Goldman Sachs Group Inc. (“GS Group”) and Goldman Sachs & Co. LLC (“Goldman Sachs”) may each be deemed to beneficially own 20,961,554 shares of Class A common stock, consisting of (i) based solely on information provided by Goldman Sachs, 12,808 shares of Class A Common Stock directly held by Goldman Sachs or another wholly-owned broker or dealer subsidiary of GS Group in ordinary course trading activities; (ii) 61,411 shares of Series 8 preferred stock, which are convertible into 17,420,458 shares of Class A common stock, directly held by Broad Street Principal Investments, L.L.C. (“BSPI”); (iii) 9,183 shares of Series 8 preferred stock, which are convertible into 2,604,942 shares of Class A common stock, directly held by StoneBridge 2017, L.P. (“SB Employee Fund”); and (iv) 3,255 shares of Series 8 preferred stock, which are convertible into 923,346 shares of Class A common stock, directly held by StoneBridge 2017 Offshore, L.P. (“SB Employee Fund Offshore,” and together with SB Employee Fund, the “Employee Funds”). Goldman Sachs is a subsidiary of GS Group. Goldman Sachs is the manager of BSPI and Bridge Street Opportunity Advisors, L.L.C (“Bridge Street”) and the investment manager of the Employee Funds. GS Group is the direct owner of Bridge Street. Bridge Street is the general partner of each Employee Fund. The address of each of GS Group, Goldman Sachs, BSPI, the Employee Funds and Bridge Street is 200 West Street, New York, NY 10282.

DESCRIPTION OF OUR CAPITAL STOCK
The following description of our capital stock is a summary. This summary is qualified by the complete text of our certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.
General
The Certificate of Incorporation authorizes 1,000,000,000 shares of Class A common stock, par value $0.001 per share, 5,000 shares of Class B common stock, par value $0.001 per share, 250,000,000 shares of Class C common stock, par value $0.00001 per share, and 200,000,000 shares of Preferred Stock, par value $0.001 per share.
Common Stock
Voting Rights
Each holder of (i) Class A common stock is entitled to one vote, (ii) Class B common stock is entitled to twenty votes and (iii) Class C common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. In any uncontested election of directors, each person receiving a majority of the votes cast shall be elected. In any contested election of directors, the persons receiving a plurality of the votes cast shall be elected. Accordingly, holders of a majority of the voting power are able to elect all of the directors of the Company, subject to the rights, if any, of holders of any series of preferred stock to elect additional directors under specific circumstances. Unless otherwise required by law, other actions by the stockholders will be authorized by the affirmative vote of holders of a majority of the voting power of the capital shares present in person or by proxy at the meeting such action is taken.
Dividends
Subject to preferences that may be applicable to any then outstanding shares of any series of preferred stock, holders of shares of Class A common stock and Class B common stock are entitled to receive dividends, if any, as may be declared from time to time by the Company’s Board of Directors (the “Board”) out of legally available funds. Holders of shares of Class C common stock are not entitled to receive dividends. Declaration and payment of any dividend are subject to the discretion of the Board and may be paid in cash, in property or in shares of common stock. If the Board declares a dividend on the Class A common stock, it shall declare a dividend on the Class B common stock in an amount equal to or, in its discretion, lesser per share than on the Class A common stock, and if the Board declares a dividend on the Class B common stock, it shall declare a dividend on the Class A common stock in an amount equal to or, in its discretion, greater per share than on the Class B common stock.
Liquidation
In the event of or the Company’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities and the satisfaction of any liquidation preference or other similar rights granted to the holders of any then outstanding shares of any series of preferred stock.
Rights and Preferences
Holders of common stock have no preemptive, subscription or other rights, and there are no redemption or sinking fund provisions applicable to shares of common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate.
Conversion and Transfer
Holders of Class B common stock have the right, at their election, to convert such shares into shares of Class A common stock on a one-to-one basis, and holders of Class A common stock have the right to convert such shares to Class B common stock on a one-to-one basis in connection with the occurrence of certain events related to an offer to purchase all shares of Class B common stock.
Holders of Class C common stock have the right, at their election, to convert such shares of Class C common stock, together with such shares’ corresponding economic interest in a subsidiary of the Company, into shares of Class A common stock on a one-to-one basis. Shares of Class C common stock are not transferable except together with such corresponding economic interest.
Fully Paid and Nonassessable
The Company’s shares of capital stock are fully paid and non-assessable.
Preferred Stock
There is one issued and outstanding series of preferred stock of the Company, the Series 8 preferred stock. On September 23, 2021, the Company issued a notice of conversion (the “conversion notice”) with respect to the outstanding shares of Series 8 preferred stock. Pursuant to the conversion notice and the terms of the certificate of designation of the Series 8 preferred stock, shares of Series 8 preferred stock will not accrue interest and are convertible (i) into shares of Class A common stock, as described elsewhere in this prospectus, or (ii) in certain limited circumstances set forth in the certificate of designation, into shares of the Company’s Series 9 Convertible Preferred Stock, par value $0.001 per share (the “Series 9 preferred stock”). No shares of Series 9 preferred stock are currently outstanding. If issued, shares of Series 9 preferred stock would not accrue interest and would be convertible on a one-for-one basis into shares of Class A common stock.
Except as required by law, holders of a series of preferred stock will not be entitled to receive notice of or to attend any meeting of the stockholders of the Company or to vote at any such meeting but would be entitled to receive notice of meetings of stockholders of the Company called for the purpose of authorizing the dissolution of the Company or the sale of its undertaking or a substantial part thereof.
The Certificate of Incorporation authorizes the Board from time to time to create one or more additional series of preferred stock by resolution and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of the shares of such series, without vote or action by the Company’s stockholders.
The Company has no current plan to issue any additional shares of preferred stock.
Annual Stockholder Meetings
The Bylaws provide that annual stockholder meetings will be held at a date, place (if any) and time as exclusively selected by the Board. To the extent permitted under applicable law, the Company may, but is not obligated to, conduct annual stockholder meetings by remote communications, including by webcast.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Bylaws and Delaware Law
Some provisions of Delaware law and the Certificate of Incorporation and Bylaws could make the following transactions difficult: acquisition of the Company by means of a tender offer, merger or otherwise; or removal of incumbent officers and directors of the Company by means of a proxy contest or otherwise. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for the Class A common stock.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of the Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for the Board to issue shares of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. Such provision may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.
Special Stockholder Meetings
The Certificate of Incorporation and the Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board or the majority of the whole Board. This may limit the ability of stockholders to take action between annual meetings without the prior approval of the Board.
Stockholder Action by Written Consent
Until the first date on which Stagwell Media LP and certain permitted transferees, directly or indirectly, cease to beneficially own, in the aggregate, shares of common stock representing at least thirty percent (30%) of the Company’s voting power, the Certificate of Incorporation permits stockholders to take action by written consent.
Requirements for Advance Notification of Stockholder Nominations and Proposals and Proxy Access
The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.
Composition of the Board; Election and Removal of Directors
Directors are elected until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. At each annual meeting of the Company, directors are elected to one-year terms.
Subject to the rights, if any, of holders of any series of preferred stock with respect to removal without cause of directors elected by such holders, directors may be removed with or without cause at any time by the holders of a majority of the shares of capital stock entitled to vote at a meeting of stockholders.
Directors are elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, except if, as of the date that is 14 days before the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the SEC, the number of director nominees exceeds the number of directors to be elected, in which case directors on the Board are elected by the vote of a plurality of the votes cast. Unless plurality voting shall have applied to the election, any director who receives a greater number of “against” votes than votes “for” election, the Board decides whether to accept or reject the resignation that was submitted upon his or her election, or whether other action should be taken. The Board acts on such recommendation within 90 days following certification of the election results.
Exclusive Forum
The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, and subject to applicable jurisdictional requirements, the Court of Chancery of the State of Delaware is the exclusive forum (or if the Court of Chancery of the State of Delaware lacks jurisdiction, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware) for: (a) any derivative action or proceeding brought on behalf of the Company; (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders; (c) any action or proceeding asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware (the “DGCL”) (or any successor provision thereto) or as to which the DGCL (or any successor provision thereto) confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended form time to time); (e) any action asserting a claim governed by the internal affairs doctrine; or (f) any other action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any rules or regulations promulgated thereunder, or any other claim for which the United States federal courts have exclusive jurisdiction.
The Certificate of Incorporation further provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other matters pertaining to the Company’s internal affairs, and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find these provisions of the Certificate of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, results of operations or financial condition.
Business Combinations Involving Interested Stockholders
In general, Section 203 of the DGCL (“Section 203”) prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that such person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to the time the person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder. Generally, a “business combination” is defined to include a merger, consolidation, a sale of assets and other transactions resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that owns (or is an affiliate or associate of the corporation and within the prior three years did own) 15% or more of a corporation’s voting stock and the affiliates and associates of any such person.
Section 203 provides that these restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. The Certificate of Incorporation opts out of Section 203 until the first date on which Stagwell Media LP and its permitted transferees, directly or indirectly, cease to beneficially own, in the aggregate, shares of common stock representing at least five percent (5%) of the Company’s voting power. From and after such date, the Company shall be governed by Section 203 so long as Section 203 by its terms would apply to the Company.
Corporate Opportunities Waiver
Directors (the “Exempted Persons”) have no duty to refrain from (i) engaging directly or indirectly in the same or similar business activities or lines of business that the Company does, (ii) doing business with any potential or actual customer or supplier of the Company or (iii) employing or otherwise engaging any officer or employee of the Company. In the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for him or herself or another person and us, the Company will not have any expectancy in the corporate opportunity, and no Exempted Person will have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for him or herself or direct such opportunity to another person. In addition, Exempted Persons will be expressly permitted to act in their own best interest and will be under no obligation to take any action in their capacity as a director that prefers the interest of the Company over their own self-interest.

Exempted Persons will further be expressly permitted to use information they acquired as a director that enhanced their knowledge and understanding of the industries in which the Company operates in making investment or voting decisions relating to non-Company entities or securities.
Limitations of Liability and Indemnification Matters
The Certificate of Incorporation contains provisions that limit the liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law. Consequently, directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
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any breach of the director’s duty of loyalty to the Company or its stockholders;

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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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willful or negligent declaration and payment of unlawful dividends, or unlawful share purchases or redemptions; or

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any transaction from which the director derived an improper personal benefit.

The Bylaws provide that the Company is required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Bylaws also obligate the Company to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. In addition, the Company enters into agreements with Company directors and officers to indemnify such directors and officers. With specified exceptions, these agreements provide for indemnification against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by any of these individuals in any action, suit or proceeding, to the fullest extent permitted by applicable law. We believe that these provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. Also, the Company maintains directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against Company directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against Company directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement or damages.
Uncertificated Shares
The shares of common stock are uncertificated, and holders of common stock do not have the right to require the Company to issue certificates for their shares.
Transfer Agent and Registrar
The transfer agent and registrar for our capital stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219. AST US and its Canadian office, at AST Trust Company (Canada), P.O. Box 700, Station B, Montreal, QC H3B 3K3, will act as co-transfer agent.
Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “STGW”.

PLAN OF DISTRIBUTION
General
The selling stockholders may sell the shares of our Class A common stock covered by this prospectus using one or more of the following methods:
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underwriters in a public offering;

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“at the market” to or through market makers or into an existing market for the securities;

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ordinary brokerage transactions or transactions in which the broker-dealer solicits purchasers;

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block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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privately negotiated transactions;

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short sales (including short sales “against the box”);

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through the writing or settlement of standardized or over-the-counter options or other hedging or derivative transactions, whether through an options exchange or otherwise;

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by pledge to secure debts and other obligations;

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in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

To the extent required by law, this prospectus this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. Any prospectus supplement relating to a particular offering of our Class A common stock by the selling stockholders may include the following information to the extent required by law:
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the terms of the offering;

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the names of any underwriters or agents;

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the purchase price of the securities;

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any delayed delivery arrangements;

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any underwriting discounts and other items constituting underwriters’ compensation;

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any initial public offering price; and

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any discounts or concessions allowed or reallowed or paid to dealers.

The selling stockholders may offer our Class A common stock to the public through underwriting syndicates represented by managing underwriters or through underwriters without an underwriting syndicate. If underwriters are used for the sale of our Class A common stock, the securities will be acquired by the underwriters for their own account. The underwriters may resell the Class A common stock in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. In connection with any such underwritten sale of Class A common stock, underwriters may receive compensation from the selling stockholders, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Such compensation may be in excess of customary discounts, concessions or commissions.
If the selling stockholders use an underwriter or underwriters to effectuate the sale of Class A common stock, we and/or they will execute an underwriting agreement with those underwriters at the time of sale of those securities. To the extent required by law, the names of the underwriters will be set forth in the prospectus supplement used by the underwriters to sell those securities. Unless otherwise indicated in the prospectus supplement relating to a particular offering of Class A common stock, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased.
In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive discounts, concessions or commissions from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Such compensation may be in excess of customary discounts, concessions or commissions. If dealers are utilized in the sale of securities, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.
The selling stockholders may also sell shares of our Class A common stock from time to time through agents. We will name any agent involved in the offer or sale of such shares and will list commissions payable to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in any required prospectus supplement.
The selling stockholders may sell shares of our Class A common stock directly to purchasers. In this case, they may not engage underwriters or agents in the offer and sale of such shares.
The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the selling stockholders’ shares of Class A common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. If any entity is deemed an underwriter or any amounts deemed underwriting discounts and commissions, the prospectus supplement will identify the underwriter or agent and describe the compensation received from the selling stockholders.
We are not aware of any plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares of our Class A common stock by the selling stockholders. We cannot assure you that the selling stockholders will sell any or all of the shares of our Class A common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that the selling stockholders will not transfer, devise or gift the shares of our Class A common stock by other means not described in this prospectus. Moreover, shares of Class A common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
From time to time, the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder’s shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.
The selling stockholders may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders, including, without limitation, in connection with distributions of the shares by those broker-dealers. The selling stockholders may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities.

A selling stockholder that is an entity may elect to make a pro rata in-kind distribution of the shares of Class A common stock to its members, partners or shareholders. Such members, partners or shareholders would thereby receive freely tradeable shares of Class A common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the Class A common stock acquired in the distribution. A selling stockholder that is an individual may make gifts of shares of Class A common stock covered hereby. Such donees may use the prospectus to resell the shares, or if required by law, we may file a prospectus supplement naming such donees.
Indemnification
We and the selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our Class A common stock may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments that the underwriters, dealers or agents may be required to make.
Price Stabilization and Short Positions
If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (that is, if they sell more securities than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market.
We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS
Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the Class A common stock offered by this prospectus will be passed upon by Freshfields Bruckhaus Deringer US LLP. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.
EXPERTS
The consolidated financial statements and schedules of MDC Partners Inc. as of December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
The financial statements of Stagwell Marketing Group LLC as of and for the year ended December 31, 2020 incorporated in this prospectus by reference from Stagwell Inc.’s Current Report on Form 8-K/A dated October 12, 2021 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The audited historical financial statements of Stagwell Marketing Group LLC as of December 31, 2019 and December 31, 2018 and for the years then ended included in Stagwell Inc.’s Current Report on Form 8-K/A dated October 12, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus:
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our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 16, 2021 (File No. 001-13718), as amended by Amendment No. 1 thereto, filed with the SEC on April 27, 2021;

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our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC on May 5, 2021 and August 5, 2021, respectively (File No. 001-13718);

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our Current Reports on Form 8-K and Form 8-K/A, as applicable, filed with the SEC on January 13, 2021, January 21, 2021, February 5, 2021, February 9, 2021, April 23, 2021, June 7, 2021, June 23, 2021, July 9, 2021, July 13, 2021, July 19, 2021, July 27, 2021 (two filings), July 30, 2021, August 2, 2021 (as amended on by the Current Reports on Form 8-K/A filed September 16, 2021 and October 12, 2021), August 4, 2021, August 5, 2021, August 9, 2021, August 10, 2021 (including the section entitled “Risk Factors” in Exhibit 99.2 thereto, which is specifically incorporated by reference herein), August 13, 2021, August 20, 2021, August 25, 2021 (two filings), August 30, 2021, September 8, 2021 and September 23, 2021 (other than information furnished pursuant to Item 2.02 and Item 7.01 and any related exhibits of such Current Reports on Form 8-K, unless expressly stated otherwise therein) (File No. 001-13718); and

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the description of our capital stock contained in Exhibit 99.1 to our Current Report on Form 8-K12B, filed with the SEC on July 30, 2021 (File No. 001-13718), including any amendments or reports that we may file in the future for the purpose of updating the description of our capital stock.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:
Stagwell Inc.
One World Trade Center, Floor 65
New York, New York 10007
Attention: Investor Relations
Telephone: (646) 429-1800
You should rely only on the information contained or incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s website at http://www.sec.gov.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “STGW.” Our reports and other information filed with the SEC can also be inspected at the offices of the Nasdaq Global Select Market. General information about us, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, is available free of charge on our website at www.stagwellglobal.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

16,000,000 Shares
Stagwell Inc.
Class A common stock

PRELIMINARY PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Morgan Stanley
Goldman Sachs & Co. LLC
SVB Securities
Wells Fargo Securities
Co-Manager
Rosenblatt Securities
           , 2023